UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Easton Oval

Columbus, Ohio 43219

April 2, 2009

To Our Shareholders:

The 2009 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 5, 2009, at the offices of the Company, 3 Easton Oval, Columbus, Ohio. Holders of record of our common shares as of March 11, 2009 are entitled to notice of, and to vote at, the meeting.

Enclosed is a copy of our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, a notice of the meeting, a proxy statement for the 2009 Annual Meeting of Shareholders and a proxy card. It is important that your common shares be represented at the meeting. Please record your vote on the proxy card and return it promptly in the postage-paid envelope provided or alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the meeting. We hope you can be with us.

Sincerely,

/s/ Robert H. Schottenstein

Robert H. Schottenstein,

Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY ELECTRONICALLY OR TELEPHONICALLY

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 5, 2009

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 5, 2009, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the 2012 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a proposal to approve the adoption of the M/I Homes, Inc. 2009 Annual Incentive Plan;

3)	To consider and vote upon a proposal to approve the adoption of the M/I Homes, Inc. 2009 Long-Term Incentive Plan;

4)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year; and

5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 11, 2009 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

/s/ J. Thomas Mason,

J. Thomas Mason,

Secretary

April 2, 2009

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2008 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2009.

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2008 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and significantly reduces the environmental impact. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreport.com/MHO.

•

Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2009 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 5, 2009

GENERAL

Time, Place and Purposes of Meeting

The 2009 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 5, 2009 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about April 2, 2009 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 11, 2009 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2008 Annual Report to Shareholders (the “2008 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were 14,034,415 of the Company’s Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation by completing, signing, dating and promptly returning to the Company at or prior to the Annual Meeting the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, ComputerShare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 11:59 p.m., local time, on May 4, 2009. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of the Company’s Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Such beneficial owners should review the information provided to them by such broker, bank or other nominee. This information will set forth the procedures to be followed in instructing the broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Such beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which they are members, sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the election of directors, but broker/dealers may not vote such Common Shares on “non-routine” matters without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.”

Revocation of Proxies

A record holder may revoke his or her proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed or properly voted electronically via the Internet or telephonically that are received prior to, or at the time of, the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR Proposal Nos. 2, 3 and 4 and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the Director Nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees – Term to Expire at 2012 Annual Meeting

Yvette McGee Brown*	48	President of The Center for Child and Family Advocacy at the Nationwide Children’s Hospital, a non-profit organization dedicated to the treatment and prevention of child abuse and domestic violence, since January 2002. From 1993 until January 2002, Ms. McGee Brown served as a Judge in the Franklin County Court of Common Pleas, Division of Domestic Relations and Juvenile Court. Ms. McGee Brown currently serves as a Director of Fifth Third Bank of Central Ohio.	2006

		Committee Memberships: Nominating and Governance

Thomas D. Igoe*	77	Consultant to Bank One, NA’s Corporate Banking Division from January 1997 until December 1999. From 1962 until January 1997, Mr. Igoe was an employee of Bank One, NA, serving last as Senior Vice President – Corporate Banking.	2000

		Committee Memberships: Audit (Chairman); Nominating and Governance

J. Thomas Mason	51	General Counsel and Secretary of the Company since July 2002 and Executive Vice President of the Company since February 2008. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio.	2006

		Committee Memberships: None

Directors – Term to Expire at 2011 Annual Meeting

Joseph A. Alutto, Ph.D.	67	Executive Vice President and Provost of The Ohio State University (“OSU”) since October 2007. Dr. Alutto served as the Interim President and Provost of OSU from July 2007 until October 2007 and as the Dean and John W. Berry Sr. Chair in Business Max M. Fisher College of Business, at OSU from 1991 until 2007. Dr. Alutto currently serves as a Director of Nationwide Financial Services, Inc. and The Children’s Place.	2005

		Committee Membership: None

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Phillip G. Creek	56	Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer and Treasurer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Senior Vice President of the Company from September 1993 until February 2008, as Treasurer of the Company from January 1993 until February 2005 and as Senior Vice President of M/I Financial from February 1997 until September 2000.	2002

		Committee Membership: Executive

Norman L. Traeger*	69	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate.	1997

		Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)

Directors – Term to Expire at 2010 Annual Meeting

Friedrich K.M. Böhm*	67	Chairman of White Oak Partners, a Private Equity Firm, since 2008, former Chairman of NBBJ, an international architectural firm, from 2006 to 2008. From 1997 until 2006, Mr. Böhm was Chairman of NBBJ and from 1987 until 1997, he was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a Director of TRC Companies, Inc., Huntington National Bank, NBBJ and The Daimler Group.	1994

		Committee Memberships: Audit; Compensation (Chairman); Executive

Jeffrey H. Miro*	66	Partner in the law firm of Honigman Miller Schwartz and Cohn LLP in Detroit, Michigan since November 2004. From 1981 until November 2004, he was a partner in the law firm of Miro, Weiner & Kramer. In addition, Mr. Miro is an Adjunct Professor of Law at the University of Michigan Law School. He currently serves as a Director of Limited Brands, Inc.	1998

		Committee Membership: Compensation

Robert H. Schottenstein	56	Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004, President of the Company since May 1996 and Assistant Secretary of the Company since March 1991. Mr. Schottenstein currently serves as a Trustee of OSU.	1993

		Committee Membership: Executive (Chairman)

* Independent director under the rules of the New York Stock Exchange (“NYSE Rules”).

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization and Committees

The Board currently has nine members. The Board has determined that five of the nine directors meet the criteria for independence required by NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. With respect to four of the five independent directors (Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger), the Board determined that they meet the criteria for independence required by NYSE Rules on the basis that they have no relationships with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, other than serving as a director of the Company.

With respect to Yvette McGee Brown, the Board determined that Ms. McGee Brown meets the criteria for independence required by NYSE Rules. When assessing Ms. McGee Brown’s independence, the Board took into account her service as a director of Fifth Third Bank of Central Ohio, an affiliate of Fifth Third Bank, which is a lender under the Company’s Second Amended and Restated Credit Agreement dated October 6, 2006 (as amended, the “Credit Agreement”). The Board made the determination of independence based on: (1) the relative size of Fifth Third Bank’s commitment under the Credit Agreement (approximately 4% of the total commitment of the 19 lenders under the Credit Agreement); (2) the total amount of interest and fees paid by the Company to Fifth Third Bank during each of the last three fiscal years being insignificant under the standard set forth in NYSE Rule 303A.02(b)(v); (3) the unlikelihood that any matter relating to the Company would come before the Board of Directors of Fifth Third Bank of Central Ohio, since it is not a direct party to the Credit Agreement; and (4) Ms. McGee Brown’s agreement in any event to abstain from any such matter relating to the Company coming before the Board of Directors of Fifth Third Bank of Central Ohio.

With respect to Joseph A. Alutto, Ph.D., who serves as the Executive Vice President and Provost of OSU, the Board determined that Dr. Alutto currently does not meet the criteria for independence required by NYSE Rules. The Board made this determination based on the Company’s relationship with OSU, including Robert H. Schottenstein’s membership on the OSU Board of Trustees and the periodic contributions made to OSU by The M/I Homes Foundation, a wholly-owned subsidiary of the Company.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2008, the Board held seven meetings and five of the six members of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served), except for Joseph A. Alutto, Ph.D., who attended 57% of the total number of such meetings.

During 2008, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable rules of the Securities and Exchange Commission (“SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at mihomes.com under the heading “Investors” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The Audit Committee’s specific responsibilities include: (1) reviewing the Company’s accounting procedures and policies; (2) reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm; (3) reviewing the independence and objectivity of the Company’s independent registered public accounting firm, including potential conflicts of interest; (4) monitoring and evaluating the Company’s internal control over financial reporting; (5) having responsibility for the hiring, retention and fees of the Company’s independent registered public accounting firm; and (6) other matters required by SEC Rules and NYSE Rules. Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, Thomas D. Igoe, qualifies as an audit committee financial expert as defined by SEC Rules. The Board determined that Mr. Igoe has acquired the requisite attributes to qualify as an audit committee financial expert by virtue of his more than 35 years as a commercial banker. During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met five times during 2008. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee. The Audit Committee’s report relating to the 2008 fiscal year appears on page 56 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the compensation for the executive officers and reviewing and making recommendations to the Board regarding non-employee director compensation; (3) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (4) administering the Company’s incentive and equity-based compensation plans; (5) reviewing and discussing the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (6) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the authority under its Charter to select, retain, terminate and approve fees for consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee met seven times during 2008. The Compensation Committee’s report relating to the 2008 fiscal year appears on page 43 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement for more information concerning the activities of the Compensation Committee during the 2008 fiscal year, including the Compensation Committee’s engagement of Hewitt Associates, an outside human resources consulting firm, to assist the Compensation Committee in the design of the 2008 executive compensation program and the negotiation and execution of change in control agreements with our executive officers. In September 2008, the Compensation Committee also engaged Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), an outside human resources consulting firm, in connection with the development of the M/I Homes, Inc. 2009 Annual Incentive Plan and the M/I Homes, Inc. 2009 Long-Term Incentive Plan, each of which is being acted upon by our shareholders at the Annual Meeting.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2008.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2008, the Executive Committee did not hold any formal meetings; however, the committee approved three actions in writing.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines which are intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at mihomes.com under the heading “Investors” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. In accordance with its written Charter, the Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is discovered, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and any Related Person had or will have a direct or indirect interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

We did not engage in any Related Person Transactions during the 2008 fiscal year, and we are not engaged in any currently proposed Related Person Transaction.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following each annual meeting of shareholders. Seven of the nine directors then in office attended the 2008 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules. The Code of Business Conduct and Ethics is available on the Company’s website at mihomes.com under the heading “Investors” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet (without management present) at regularly scheduled meetings at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is chaired by one of the non-management directors on a rotating basis in alphabetical order. During 2008, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. Depending upon the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written Charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

M/I HOMES, INC. 2009 ANNUAL INCENTIVE PLAN

The Board proposes that the shareholders approve the adoption of the M/I Homes, Inc. 2009 Annual Incentive Plan (the “2009 Incentive Plan”). On February 10, 2009, the Board adopted the 2009 Incentive Plan, subject to approval by the shareholders. Set forth below is a summary of the material features of the 2009 Incentive Plan, which summary is qualified in its entirety by the text of the 2009 Incentive Plan, a copy of which is attached to this Proxy Statement as Annex A.

The purpose of the 2009 Incentive Plan is to foster and promote the long-term financial success of the Company and its affiliates and increase shareholder value by (1) providing participants an opportunity to earn incentive compensation if specified performance objectives are met, (2) enabling the Company and its affiliates to attract and retain talented employees and (3) maximizing our tax deduction for compensation paid to participants.

If approved by the shareholders, the 2009 Incentive Plan will replace our existing performance-based cash incentive compensation plan, the M/I Homes, Inc. 2004 Executive Officers Compensation Plan (the “2004 Plan”).

Section 162(m) of the Internal Revenue Code

We intend for compensation payable under the 2009 Incentive Plan to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. Section 162(m) generally limits the deduction that we may take for certain remuneration paid in excess of $1,000,000 to any “covered employee” (as defined in Section 162(m)) in any one taxable year. Compensation payable under the 2009 Incentive Plan will not count against this $1,000,000 deduction limitation provided that such compensation (1) is contingent on the achievement of one or more performance objectives based on the performance criteria enumerated in the 2009 Incentive Plan and (2) otherwise satisfies the requirements for qualified performance-based compensation under Section 162(m). We are submitting the 2009 Incentive Plan, including the performance criteria set forth therein, to the shareholders for approval at the Annual Meeting to ensure that the compensation payable under the 2009 Incentive Plan will be deductible as qualified performance-based compensation.

Administration

The Compensation Committee will administer the 2009 Incentive Plan. The Compensation Committee will be comprised of at least two directors, each of whom will be an “outside director” (within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder). The Compensation Committee will have the authority to select the individuals to whom awards may be granted, grant awards and determine the terms and conditions of each award. The Compensation Committee will also have the authority to construe, interpret and administer the 2009 Incentive Plan. The Compensation Committee may not, however, interpret the 2009 Incentive Plan in a manner that would cause any award intended to constitute qualified performance-based compensation under Section 162(m) to fail to so qualify with respect to a covered employee. All determinations made by the Compensation Committee will be final and conclusive on all persons.

Eligibility

The Compensation Committee may select any officer or other key employee of the Company or any of its affiliates to participate in the 2009 Incentive Plan. The Compensation Committee will select the individuals eligible to participate in the 2009 Incentive Plan for each performance period, which will consist of each fiscal year (or portion thereof) of the Company, or such other period of twelve months or less as determined by the Compensation Committee. As of March 20, 2009, there were approximately 29 officers and other key employees of the Company and its affiliates.

Description of Awards

For each performance period, the Compensation Committee may grant awards in such amounts and on such terms as it determines. For each award granted under the 2009 Incentive Plan, the Compensation Committee will establish one or more performance objectives that will be applied to determine the amount of compensation payable with respect to such award. The Compensation Committee will base the performance objectives on one or more of the following performance criteria enumerated in the 2009 Incentive Plan:

•	Acquisition and integration of companies

•	Balance sheet management

•	Cash flow

•	Debt leverage

•	Earnings before taxes, interest, depreciation and amortization

•	Expense management/reduction

•	Home sales

•	Inventory turnover

•	Investment management

•	Market capitalization

•	Net income

•	Pretax income

•	Return on assets

•	Return on equity

•	Return on operating assets

•	Shareholder returns

•	Share price appreciation

•	Acquisition of assets

•	Business process metrics (e.g., asset turns, cycle time and one or more elements of efficiency or cost or expense)

•	Customer satisfaction

•	Earnings per share

•	Employee retention

•	Gross margin

•	Interest coverage ratio excluding impairments

•	Inventory, land or lot improvement or reduction

•	Maintenance or improvement of gross and operating profit margins

•	Market share

•	Operating cash flow

•	Reduction or maintenance in selling, general and administrative expense

•	Return on capital

•	Return on opening shareholder equity

•	Revenues

•	Share price

The Compensation Committee may apply different performance criteria and performance objectives to individual participants or to groups of participants. The performance criteria and performance objectives selected by the Compensation Committee may relate to the individual participant, the Company, one or more affiliates of the Company and/or one or more divisions or business units of the Company or its affiliates, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices.

The Compensation Committee may state the amount of compensation payable if the performance objectives underlying an award are met as a specific dollar amount, a percentage of a participant’s base salary, a percentage (not to exceed 100%) of an aggregate amount allocable to a group of participants or in any other objective manner determined by the Compensation Committee. In addition, the Compensation Committee may state the amount of compensation payable as a target amount payable if the applicable performance objectives are met and in larger or smaller increments if the applicable performance objectives are exceeded or partially met. No participant may receive compensation of more than $5 million in any fiscal year under the 2009 Incentive Plan.

With respect to each award granted under the 2009 Incentive Plan, the Compensation Committee will establish in writing the applicable performance objectives, performance period and method for computing the compensation payable with respect to the award while the outcome of the applicable performance objectives is substantially uncertain, but in no event later than the earlier of (1) 90 days after the beginning of the applicable performance period or (2) the expiration of 25% of the applicable performance period.

After the end of each performance period, the Compensation Committee will certify in writing the extent to which the applicable performance objectives with respect to any award have or have not been met and whether any other material terms of the award were satisfied. We will pay a participant’s compensation for each performance period in one or more cash payments. A participant may elect to defer payment of his or her award under the 2009 Incentive Plan pursuant to the terms of a deferred compensation program (if any) then maintained by the Company or its affiliates.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may calculate the performance objectives relating to an award without regard to extraordinary items and adjust such performance objectives in recognition of unusual or non-recurring events affecting the Company or its affiliates or changes in applicable tax laws or accounting principles. The Compensation Committee will make appropriate adjustments to reflect the effect (if any) on any performance criteria or performance objectives of any stock dividend, stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. Under the 2009 Incentive Plan, the Compensation Committee has the authority to exercise negative discretion and reduce (but not increase) the amount of compensation to be paid to a participant with respect to an award.

Termination of Employment

If, during a performance period, a participant’s employment is terminated involuntarily without Cause or as a result of the participant’s death, Disability or Retirement (as such terms are defined in the 2009 Incentive Plan), the participant will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable if he or she had remained employed for the full performance period. If a participant’s employment is terminated prior to the end of a performance period for any other reason, the participant will not be eligible to receive any compensation under the 2009 Incentive Plan for such performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, the participant will be entitled to payment of any compensation earned for such performance period under the 2009 Incentive Plan, except in the event of a termination for Cause, in which case the participant will not be eligible to receive any compensation earned for such performance period.

Change in Control

Except as otherwise determined by the Compensation Committee in connection with the establishment of an award, if a Change in Control (as such term is defined in the 2009 Incentive Plan) occurs during a performance period, we will consider each award granted under the 2009 Incentive Plan to be earned and payable at its “target” level. We will pay the compensation payable with respect to each such award to the participant within 30 days following the date of the Change in Control, unless the participant has made a valid deferral election under a deferred compensation plan maintained by the Company or its affiliates.

Transferability

A participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the 2009 Incentive Plan prior to his or her actual receipt of such rights or benefits.

Effective Date

The 2009 Incentive Plan will be effective as of January 1, 2009, subject to its approval by the shareholders.

Amendment or Termination

The Compensation Committee may amend, revise, suspend or discontinue the 2009 Incentive Plan at any time without the consent of any participant, subject to any shareholder approval requirements imposed by applicable law, rules or regulations. However, to the extent required by Section 162(m) of the Code, the Compensation Committee may not change the performance criteria enumerated in the 2009 Incentive Plan without shareholder approval.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation arrangements and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. We intend for the awards granted under the 2009 Incentive Plan to be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder, and the Compensation Committee will interpret, administer and operate the 2009 Incentive Plan accordingly.

New Plan Benefits

All awards granted under the 2009 Incentive Plan will be at the discretion of the Compensation Committee and dependent upon our future performance. As a result, the exact benefits or amounts that (1) participants will receive or (2) participants would have received during the 2008 fiscal year had the 2009 Annual Incentive Plan been in place, are not determinable.

For information concerning the performance bonus opportunities provided to our executive officers in 2008 and the performance bonuses earned by the executive officers in 2008, see “Compensation Discussion and Analysis—Components of 2008 Executive Compensation—Annual Performance Bonus” beginning on page 32 of this Proxy Statement.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve the adoption of the 2009 Incentive Plan. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the proposal to approve the adoption of the M/I Homes, Inc. 2009 Annual Incentive Plan.

Proposal No. 3

M/I HOMES, INC. 2009 LONG-TERM INCENTIVE PLAN

The Board proposes that the shareholders approve the adoption of the M/I Homes, Inc. 2009 Long-Term Incentive Plan (the “2009 LTIP”). On February 10, 2009, the Board adopted the 2009 LTIP, subject to approval by the shareholders. Set forth below is a summary of the material features of the 2009 LTIP, which summary is qualified in its entirety by the text of the 2009 LTIP, a copy of which is attached to this Proxy Statement as Annex B.

The purpose of the 2009 LTIP is to promote our long-term financial success and increase shareholder value by motivating performance through incentive compensation. The 2009 LTIP is intended to encourage participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable participants to participate in our long-term growth and financial success. The 2009 LTIP serves these purposes by making equity- and cash-based awards (“Awards”) available for grant to eligible participants in the form of:

•	nonqualified stock options to purchase Common Shares (“NQSOs”);

•	incentive stock options to purchase Common Shares (“ISOs” and, together with NQSOs, “Options”);

•	stock appreciation rights (“SARs”);

•	restricted Common Shares (“Restricted Stock”);

•	other stock-based Awards – Awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of the Common Shares (“Other Stock-Based Awards”); and

•	cash-based Awards (“Cash Awards”).

If approved by the shareholders, the 2009 LTIP will replace our existing long-term incentive plan, the M/I Homes, Inc. 1993 Stock Incentive Plan as Amended (the “1993 Stock Plan”), which expires by its terms on April 22, 2009. In addition, if the shareholders approve the 2009 LTIP, the Board intends to terminate the M/I Homes, Inc. 2006 Director Equity Incentive Plan (the “2006 Director Plan”) immediately following the Annual Meeting. Awards outstanding under the 1993 Stock Plan and the 2006 Director Plan will remain in effect in accordance with their respective terms.

As of the Record Date, there were: (1) 199,204 Common Shares remaining available for issuance under the 1993 Stock Plan and 176,847 Common Shares remaining available for issuance under the 2006 Director Plan; (2) 1,672,619 outstanding stock options, with a weighted average exercise price of $25.51 and a weighted average term to expiration of 7.80 years; (3) 915 outstanding shares of restricted stock; (4) 23,153 outstanding stock units; (5) 97,285 outstanding phantom stock units under the Company’s deferred compensation plans.

Section 162(m) of the Internal Revenue Code

Under the 2009 LTIP, the Compensation Committee may grant Restricted Stock, Other Stock-Based Awards and Cash Awards in a manner that constitutes “qualified performance-based compensation” for purposes of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder (“Performance-Based Awards”). Section 162(m) generally limits the deduction that we may take for certain remuneration paid in excess of $1,000,000 to any “covered employee” (as defined in Section 162(m)) in any one taxable year. Performance-Based Awards granted under the 2009 LTIP will not count against this $1,000,000 deduction limitation provided that (1) the lapse of restrictions on such Performance-Based Awards and the distribution of cash, Common Shares or other property pursuant to such Performance-Based Awards is contingent upon satisfying one or more of the performance criteria enumerated in the 2009 LTIP, as established and certified by the Compensation Committee, and (2) the Performance-Based Awards otherwise satisfy the requirements for qualified performance-based compensation under Section 162(m). The 2009 LTIP is designed so that Options and SARs granted thereunder will be considered qualified performance-based compensation for purposes of Section 162(m). We are submitting the 2009 LTIP, including the performance criteria set forth therein, to the shareholders for approval at the Annual Meeting to ensure that Performance-Based Awards granted under the 2009 LTIP will be deductible as qualified performance-based compensation.

Administration

The Compensation Committee will administer the 2009 LTIP. The Compensation Committee will be comprised of at least two directors, each of whom will be an “outside director” (within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder) and a “non-employee” director (within the meaning of Rule 16b-3 under the Exchange Act).

In its capacity as plan administrator, the Compensation Committee will determine which participants will be granted Awards, the type of each Award granted and the terms and conditions of each Award. The Compensation Committee will also have full power and authority to (1) establish, amend and rescind rules and regulations relating to the 2009 LTIP, (2) interpret the 2009 LTIP and all related award agreements and (3) make any other determinations that it deems necessary or desirable for the administration of the 2009 LTIP. Any action taken by the Compensation Committee will be final, binding and conclusive on all parties.

With respect to each Award granted under the 2009 LTIP, we will enter into a written or electronic award agreement with the participant which describes the terms and conditions of the Award, including (1) the type of Award and when and how it may be exercised or earned, (2) any exercise price associated with the Award, (3) how the Award will or may be settled and (4) any other applicable terms and conditions affecting the Award.

Eligibility

The Compensation Committee may select any (1) employees of the Company and its affiliates, (2) non-employee directors of the Company and (3) consultants who render services to the Company or its affiliates to receive Awards under the 2009 LTIP. As of March 20, 2009, there were six non-employee directors of the Company and approximately 500 employees of the Company and its affiliates. We are unable to reasonably estimate the number of third-party consultants who will be eligible to receive Awards under the 2009 LTIP.

Available Common Shares

Subject to the adjustments discussed below, the aggregate number of Common Shares available for the grant of Awards under the 2009 LTIP will be 700,000. Common Shares issued under the 2009 LTIP may consist of (1) treasury shares, (2) authorized but unissued Common Shares not reserved for any other purpose or (3) Common Shares purchased by us or on our behalf in the open market for such purpose.

Upon the grant of an ISO, a NQSO or a SAR, we will reduce the number of Common Shares available for issuance under the 2009 LTIP by an amount equal to the number of Common Shares subject to such Award. Upon the grant of an Award, other than an ISO, a NQSO or a SAR, that is to be settled by the issuance of Common Shares (a “Full Value Award”), we will reduce the number of Common Shares available for issuance under the 2009 LTIP by an amount equal to the number of Common Shares subject to such Award multiplied by 1.35. In the case of any SAR which is settled in Common Shares, we will count the full number of Common Shares subject to the SAR against the number of Common Shares available for future Awards, regardless of the number of Common Shares used to settle the SAR upon exercise.

The following Common Shares may be awarded under the 2009 LTIP and do not count against the 700,000 share limit:

•	Common Shares covered by an Award granted under the 2009 LTIP that expires or is forfeited, cancelled, surrendered or otherwise terminated without the issuance of such Common Shares;

•	Common Shares covered by an Award granted under the 2009 LTIP that, by its terms, may be settled only in cash;

•

Common Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become eligible participants in the 2009 LTIP as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its affiliates; and

•

Common Shares subject to outstanding awards under the 1993 Stock Plan as of the effective date of the 2009 LTIP that, on or after such effective date, cease to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Common Shares.

During any fiscal year of the Company, the Compensation Committee may not grant any participant:

•	Options covering more than 700,000 Common Shares;

•	SARs covering more than 700,000 Common Shares;

•	More than 700,000 shares of Restricted Stock;

•	Other Stock-Based Awards covering more than 700,000 Common Shares;

•	Cash Awards equal to more than $15 million;

•	Performance-Based Awards that are to be settled in Common Shares covering more than 700,000 Common Shares;

•	Performance-Based Awards that are to be settled in cash equal to more than $15 million; or

•	Full Value Awards covering more than 700,000 Common Shares.

The foregoing limits only apply to Awards that are granted to covered employees and designated by the Compensation Committee as qualified performance-based compensation for purposes of Section 162(m) of the Code.

In the event of any Common Share dividend, Common Share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Common Shares or any other change affecting the Common Shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to (1) the number of Common Shares that it may issue under the 2009 LTIP, (2) any Common Share-based limits imposed under the 2009 LTIP and (3) the exercise price, number of Common Shares and other terms or limitations applicable to outstanding Awards.

On March 20, 2009, the closing price of the Common Shares on the New York Stock Exchange (the “NYSE”) was $6.17.

Types of Awards

Options. The Compensation Committee may grant Options at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The exercise price of any Option will be at least equal to the fair market value of the Common Shares (i.e., the closing price of the Common Shares on the NYSE) on the date the Option is granted, and may be paid (1) in cash, (2) by tendering previously-acquired Common Shares, (3) by a cashless exercise and/or (4) through any other method approved by the Compensation Committee. The Compensation Committee will also determine the term of the option (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the Option, all of which will be reflected in the related award agreement. The award agreement will specify whether the Option is intended to be an ISO or a NQSO. The Compensation Committee may grant all of the Common Shares available for issuance under the 2009 LTIP with respect to ISOs. However, the Compensation Committee may only grant ISOs to employees of the Company or its subsidiaries, and ISOs will be subject to certain additional restrictions, including without limitation compliance with the requirements of Section 422 of the Code.

Stock Appreciation Rights. The Compensation Committee may grant SARs at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The exercise price of any SAR will be at least equal to the fair market value of the Common Shares on the date the SAR is granted. The Compensation Committee will also determine the term of the SAR (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Upon exercise of a SAR, a participant will be entitled to receive an amount equal to the difference between (1) the fair market value of a Common Share on the exercise date and (2) the exercise price per Common Share, multiplied by the number of Common Shares with respect to which the SAR is exercised. A SAR may be settled in Common Shares, cash or a combination thereof, as specified by the Compensation Committee in the related award agreement.

Restricted Stock. The Compensation Committee may grant shares of Restricted Stock at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. Restricted Stock consists of Common Shares that are issued to a participant but are subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation, (1) a requirement that participants pay a purchase price for each share of Restricted Stock, (2) restrictions based on the achievement of specific performance goals, (3) time-based restrictions or (4) holding requirements or sale restrictions upon vesting. The Compensation Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock Award, all of which will be reflected in the related award agreement. Except as otherwise set forth in the 2009 LTIP or described in the related award agreement in connection with a participant’s termination due to death, Disability or Retirement (as such terms are defined in the 2009 LTIP), (1) no condition on vesting of a Restricted Stock Award that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year and (2) no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time may provide for vesting in full of the Award more quickly than in pro rata installments over three years from the date of grant. The Committee may, however, grant up to 70,000 shares of Restricted Stock in the form of Full Value Awards without regard to such minimum vesting requirements.

During the period that the shares of Restricted Stock remain subject to forfeiture, (1) we may retain the certificates representing shares of Restricted Stock, (2) a participant may not sell or otherwise transfer the shares of Restricted Stock and (3) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to the shares of Restricted Stock (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to the shares of Restricted Stock). At the end of the restriction period, (1) the participant will forfeit the shares of Restricted Stock if all terms, conditions and restrictions specified in the related award agreement have not been met, or (2) we will distribute the shares of Restricted Stock to the participant if all terms, conditions and restrictions specified in the related award agreement have been met.

Other Stock-Based Awards. The Compensation Committee may grant Other Stock-Based Awards at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The Compensation Committee may grant Other Stock-Based Awards in such form as it determines, including, without limitation, (1) unrestricted Common Shares or (2) time-based or performance-based restricted stock units that are settled in Common Shares and/or cash. The award agreement relating to each Other Stock-Based Award will specify the terms and conditions upon which the Award will vest, the form of settlement (which may be cash, Common Shares or a combination thereof), whether the Award will include dividend equivalents and any other terms and conditions of the Award. Except as otherwise set forth in the 2009 LTIP or described in the related award agreement in connection with a participant’s termination due to death, Disability or Retirement, (1) no condition on vesting of an Other Stock-Based Award that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year and (2) no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time may provide for vesting in full of the Award more quickly than in pro rata installments over three years from the date of grant. The Committee may, however, grant Other Stock-Based Awards covering up to 70,000 Common Shares in the form of Full Value Awards without regard to such minimum vesting requirements.

Cash-Based Awards. The Compensation Committee may grant Cash Awards at any time during the term of the 2009 LTIP in such amounts, and upon such terms and conditions, as it determines. The award agreement relating to each Cash Award will specify the payment amount or payment range, any applicable performance objectives and any other terms and conditions of such Award.

Performance-Based Awards. Under the terms of the 2009 LTIP, the Compensation Committee may grant Cash Awards, Restricted Stock Awards and Other Stock-Based Awards in a manner that constitutes qualified performance-based compensation and is deductible by us under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder. Specifically, the Compensation Committee will condition the grant, vesting, exercisability and/or settlement of such Performance-Based Awards on the attainment of performance goals during a specified performance period. The Compensation Committee will base the performance goals on one or more of the following performance criteria enumerated in the 2009 LTIP:

•	Acquisition and integration of companies

•	Balance sheet management

•	Cash flow

•	Debt leverage

•	Earnings before taxes, interest, depreciation and amortization

•	Expense management/reduction

•	Home sales

•	Inventory turnover

•	Investment management

•	Market capitalization

•	Net income

•	Pretax income

•	Return on assets

•	Return on equity

•	Return on operating assets

•	Shareholder returns

•	Share price appreciation

•	Acquisition of assets

•	Business process metrics (e.g., asset turns, cycle time and one or more elements of efficiency or cost or expense)

•	Customer satisfaction

•	Earnings per share

•	Employee retention

•	Gross margin

•	Interest coverage ratio excluding impairments

•	Inventory, land or lot improvement or reduction

•	Maintenance or improvement of gross and operating profit margins

•	Market share

•	Operating cash flow

•	Reduction or maintenance in selling, general and administrative expense

•	Return on capital

•	Return on opening shareholder equity

•	Revenues

•	Share price

As determined by the Compensation Committee, the selected performance criteria may relate to the individual participant, the Company, one or more affiliates of the Company and/or one or more divisions or business units of the Company or its affiliates, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices.

For each Performance-Based Award granted to a covered employee, the Compensation Committee will establish in writing the applicable performance goals, performance period and formula for computing the Performance-Based Award while the outcome of the applicable performance goals is substantially uncertain, but in no event later than the earlier of (1) 90 days after the beginning of the applicable performance period or (2) the expiration of 25% of the applicable performance period. After the end of each performance period, the Compensation Committee will certify in writing whether the performance goals and other material terms imposed on the Performance-Based Award have been satisfied.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may calculate performance goals relating to any Performance-Based Award without regard to extraordinary items, and may adjust such performance goals in recognition of unusual or non-recurring events affecting the Company or its affiliates or changes in applicable tax laws or accounting principles. Under the 2009 LTIP, the Compensation Committee has the authority to exercise negative discretion and reduce (but not increase) the amount of a Performance-Based Award actually paid to a participant.

Termination of Employment or Service

The Compensation Committee will determine the extent to which each Award granted under the 2009 LTIP will vest and the extent to which a participant will have the right to exercise and/or settle the Award in connection with a participant’s termination of employment or service. Such provisions, which will be reflected in the related award agreement, need not be uniform among all Awards and may reflect distinctions based on the reasons for termination. However, the Compensation Committee may generally only accelerate the vesting conditions of an Award upon a participant’s termination due to death, Disability or Retirement or involuntary termination without Cause (as such terms are defined in the 2009 LTIP).

Change in Control

Except as otherwise provided in the related award agreement, in the event of a Change in Control (as such term is defined in the 2009 LTIP), the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding Award as of the date of the consummation of such Change in Control. Such actions may include, without limitation, (1) the acceleration of the vesting, settlement and/or exercisability of an Award, (2) the payment of a cash amount in exchange for the cancellation of an Award and/or (3) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any Awards affected by the Change in Control.

Transferability

Except as otherwise provided in a related award agreement, (1) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an Award, except by will or the laws of descent and distribution and (2) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an Award.

No Rights as a Shareholder

Except as otherwise provided in the 2009 LTIP or in a related award agreement, a participant will not have any rights as a shareholder with respect to Common Shares covered by an Award unless and until the participant becomes the record holder of such Common Shares.

Repricing

The 2009 LTIP expressly prohibits the Board or Compensation Committee from amending the terms of an outstanding Award to (1) reduce the exercise price of an outstanding Option or SAR or (2) cancel an outstanding Option or SAR in exchange for cash or other Awards (including Options or SARs) having an exercise price less than the exercise price of the original Option or SAR, without shareholder approval.

Effective Date and Term

The 2009 LTIP will become effective upon its approval by the shareholders and, unless earlier terminated, will continue until May 5, 2019 (except that the Compensation Committee may not grant any ISOs after February 10, 2019).

Amendment or Termination

The Board or Compensation Committee may amend or terminate the 2009 LTIP at any time, except that no amendment or termination may be made without shareholder approval if (1) the amendment materially increases the benefits accruing to participants, (2) the amendment materially increases the aggregate number of Common Shares authorized for grant under the 2009 LTIP, (3) the amendment materially modifies the eligibility requirements for participation or (4) such approval is required by any law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2009 LTIP. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant should consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2009 LTIP.

Incentive Stock Options. We intend for ISOs to qualify for special treatment available under Section 422 of the Code. A participant will not recognize taxable income when an ISO is granted and we will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an ISO provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to Disability).

If the participant does not sell or otherwise dispose of the Common Shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the Common Shares, then, upon disposition of such Common Shares, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction. The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the Common Shares in an amount equal to the lesser of (1) the excess of the fair market value of the Common Shares on the date of exercise over the exercise price or (2) the excess, if any, of the amount realized upon disposition of the Common Shares over the exercise price, and we will be entitled to a corresponding deduction. Any amount realized in excess of the value of the Common Shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the Common Shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Nonqualified Stock Options. A participant will not recognize any income when a NQSO is granted, and we will not receive a deduction at that time. However, when a NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the participant purchased on the date of exercise over the exercise price. If a participant uses Common Shares or a combination of Common Shares and cash to pay the exercise price of a NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of Common Shares that the participant purchases over the number of Common Shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When a NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is greater than the aggregate exercise price that the participant paid, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is less than the aggregate exercise price the participant paid, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO.

Stock Appreciation Rights. A participant will not recognize taxable income when a SAR is granted, and we will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the Common Shares the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction.

If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is greater than the aggregate exercise price that the participant paid, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is less than the aggregate exercise price that the participant paid, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR.

Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying Common Shares are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the Common Shares that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock, and we generally will be entitled to a deduction equal to the income that the participant recognizes.

If the amount a participant receives upon disposition of these Common Shares is greater than the fair market value of the Common Shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the Common Shares subject to the Restricted Stock Award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognizes at that time.

However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the Common Shares subject to a Restricted Stock Award, any appreciation between the grant date and the date the participant disposes of the Common Shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.

Other Stock-Based Awards. Generally, a participant will not recognize taxable income when an Other Stock-Based Award is granted, and we will not receive a deduction at that time. However, upon the settlement of an Other Stock-Based Award, the participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares that the participant receives, less the aggregate exercise price of the Other Stock-Based Award, if any. We generally will be entitled to a deduction equal to the income that the participant recognizes.

If the participant receives Common Shares upon the settlement of an Other Stock-Based Award and the amount the participant receives upon disposition of the Common Shares acquired upon the settlement of the Other Stock-Based Award is greater than the fair market value of the Common Shares when they were issued to the participant, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after they were issued. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the value of the Common Shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after they were issued.

Cash-Based Award. A participant will not recognize ordinary income at the time a Cash Award is granted, and we will not be entitled to a deduction at that time. In general, a participant will recognize ordinary income when the Cash Award is settled equal to the amount of the cash received, and we will be entitled to a corresponding deduction.

Section 409A. Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. We intend for the Awards granted under the 2009 LTIP to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.

New Plan Benefits

All Awards granted under the 2009 LTIP will be at the discretion of the Compensation Committee and, in the case of Performance-Based Awards, dependent upon the Company’s future performance. As a result, the specific number and terms of Awards that (1) will be granted to participants or (2) would have been granted to participants during the 2008 fiscal year had the 2009 LTIP been in place, are not determinable. Consistent with our annual compensation program for our non-employee directors, if the shareholders approve the 2009 LTIP at the Annual Meeting, the Compensation Committee plans to grant in 2009 1,000 stock units under the 2009 LTIP to each non-employee director in respect of his or her service as a director in the 2009 fiscal year. See “Compensation of Directors” beginning on page 53 of this Proxy Statement for information regarding our non-employee director compensation program.

For information regarding the Common Shares to be issued and available for issuance under our existing equity compensation plans, see the “Equity Compensation Plan Information” table appearing on page 55 of this Proxy Statement.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve the adoption of the 2009 LTIP. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the proposal to approve the adoption of the M/I Homes, Inc. 2009 Long-Term Incentive Plan.

Proposal No. 4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2008 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth on pages 3 and 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Dennis S. Bailey	62	Region President of our Midwest Region since October 2006. Prior to October 2006, Mr. Bailey was President of Tadian Homes and Michigan Division President of Neumann Homes.	2006

Paul S. Rosen	58	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	54	Region President of our Florida Region since December 2006 and Region President of our North Carolina Region since May 2008. Prior to 2006, Mr. Sikorski was Region President of our South Florida Region, Area President of our Tampa Division and Division President of our Tampa Division.	1998

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 11, 2009, the number and percentage of the outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and executive officers who are identified in the Summary Compensation Table on page 44 of this Proxy Statement (the “Named Executive Officers”) and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares (1)		Percent of Class
Joseph A. Alutto, Ph.D.	15,543	(2)	*
Friedrich K. M. Böhm	32,976	(2)	*
Yvette McGee Brown	3,018	(2)	*
Phillip G. Creek	118,153	(2)	*
Thomas D. Igoe	24,204	(2)(10)	*
J. Thomas Mason	44,633	(2)	*
Jeffrey H. Miro	37,984	(2)	*
Robert H. Schottenstein	917,551	(2)(3)	6.4%
Norman L. Traeger	40,458	(2)	*
All current directors and executive officers as a group (9 persons)	1,234,520		8.5%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,980,500	(4)	14.1%
Barclays Global Investors, NA. 400 Howard Street San Francisco, CA 94105	1,744,057	(5)	12.4%
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,730,000	(6)	12.3%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,152,350	(7)	8.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,140,370	(8)	8.1%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	764,000	(9)	5.4%

*	Less than one percent of the outstanding Common Shares.

(1)

The amounts shown include 10,316, 19,109, 6,475, 4,170, 2,226, 4,880, 628 and 15,613 Common Shares held by Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, under the terms of the Company’s Executives’ Deferred Compensation Plan or the Company’s Director Deferred Compensation Plan, as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)

The amounts shown include 5,700, 107,182, 7,700, 37,407, 10,500, 254,164 and 10,500 Common Shares for Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, which underlie currently exercisable stock options. The amounts shown also include 4,027 Common Shares held by each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger and 3,018 Common Shares held by Yvette McGee Brown in the form of stock units issued pursuant to the 2006 Director Plan. Under the terms of the 2006 Director Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)

650,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 650,400 Common Shares. 10,000 of these Common Shares are owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)

Based on information set forth in a Schedule 13G/A dated February 2, 2009, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,980,400 of such Common Shares and sole dispositive power with respect to 1,980,500 of such Common Shares. For purposes of Rule 13d-3 under the Exchange Act, each of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be a beneficial owner of the Common Shares held by FAS.

(5)

Based on information set forth in a Schedule 13G dated February 6, 2009, which was filed on behalf of Barclays Global Investors, NA. (“BGI”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors, Ltd (“BGIL”) and certain other Barclays entities. BGI has sole voting power with respect to 458,430 of such Common Shares and sole dispositive power with respect to 542,928 of such Common Shares. BGFA has sole voting with respect to 1,031,924 of such Common Shares and sole dispositive power with respect to 1,192,249 of such Common Shares. BGIL has sole dispositive power with respect to 8,880 of such Common Shares. The Common Shares reported are held by the Barclays entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(6)

Based on information set forth in a Schedule 13G/A dated February 14, 2007, which was filed on behalf of FMR Corp., a parent holding company, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment advisor, Edward C. Johnson 3d, Chairman of FMR Corp., and Fidelity Low Priced Stock Fund (the “Fund”), an investment company. Fidelity is the beneficial owner of such Common Shares as a result of acting as investment advisor to various investment companies (including the Fund, which holds such Common Shares). Mr. Johnson and FMR Corp., through its control of Fidelity, and the Fund each has sole dispositive power with respect to all of such Common Shares. The Fund has sole voting power with respect to all of such Common Shares, and Fidelity carries out the voting of the Common Shares held by the Fund under written guidelines established by the Fund’s Board of Trustees.

(7)

Based on information set forth in a Schedule 13G/A dated February 9, 2009, which was filed on behalf of Dimensional Fund Advisors LP, a registered investment advisor who, in its role as investment advisor or manager to four registered investment companies and certain other commingled group trusts and separate accounts, has sole voting power with respect to 1,130,289 of such Common Shares and sole dispositive power with respect to 1,152,350 of such Common Shares.

(8)

Based on information set forth in a Schedule 13G/A dated February 13, 2009, which was filed on behalf of T. Rowe Price Associates, Inc., a registered investment advisor, who has sole voting power with respect to 511,300 of such Common Shares and sole dispositive power with respect to 1,140,370 of such Common Shares.

(9)

Based on information set forth in a Schedule 13G dated January 27, 2009, which was filed on behalf of Columbia Wanger Asset Management, L.P., a registered investment advisor, who has sole voting and dispositive power with respect to 764,000 of such Common Shares.

(10)	The amount shown includes 8,307 Common Shares pledged as security on a margin account with a brokerage firm.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except as otherwise required by applicable Ohio law; however, in the event we do not pay dividends on the Preferred Shares for an aggregate of six quarters (whether or not consecutive), the holders of the Preferred Shares will be entitled to nominate two members to serve on our Board. Except as noted below, none of our directors, nominees for director or executive officers (including the Named Executive Officers) owned any of our Preferred Shares as of March 11, 2009.

Norman L. Traeger beneficially owns 16,000 Depositary Shares (0.4% of the outstanding Depositary Shares), of which (1) 5,500 are held by Mr. Traeger, (2) 2,700 are held by his spouse and (3) 7,800 are held by the Traeger Family Limited Partnership, which is indirectly controlled by Mr. Traeger and as to which Mr. Traeger has sole voting power (to the extent applicable) and sole dispositive power. Mr. Traeger disclaims beneficial ownership of the 7,800 Depositary Shares held by the Traeger Family Limited Partnership, except to the extent of his percentage interest therein.

Robert H. Schottenstein beneficially owns 74,050 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 1,000 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 61,100 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 5,950 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 2,000 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 2,000 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee and (6) 2,000 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and policies, the components of compensation for our Named Executive Officers and the decisions of the Compensation Committee (the “Committee”) with respect to compensation for the Named Executive Officers for 2008. As described on page 6 of this Proxy Statement, the Committee is responsible for, among other things, establishing our executive compensation philosophy, objectives and policies, evaluating the performance of our Named Executive Officers and determining the amount, form and terms of the compensation awarded to our Named Executive Officers. The Committee also ensures that such compensation is consistent with our compensation philosophy, objectives and policies and is fair, reasonable and competitive.

During 2008, the downturn in the homebuilding industry that began in 2006 worsened and the industry experienced unprecedented challenges, volatility and uncertainty. The conditions in the industry and our response to those conditions had a significant impact on the 2008 executive compensation program. In 2008, the Named Executive Officers did not receive salary increases and earned performances bonuses only with respect to the homebuyer satisfaction ratings performance goal. In addition, the Committee elected to pay the performance bonuses for satisfying the homebuyer satisfaction ratings performance goal partly in cash and partly in stock options that vest in February 2011 (as opposed to entirely in cash as provided by the awards). The Committee sought to balance (1) the need to provide competitive compensation and a recognition of the importance of leadership during challenging times with (2) its commitment to aligning executive pay with corporate performance and shareholder returns. To ensure that the Named Executive Officers are focused on leading us through the turbulent market conditions and for the other reasons described below, the Committee elected in July 2008 to enter into change in control agreements with each of the Named Executive Officers. These agreements provide certain benefits to the Named Executive Officers only if we experience a change in control and the executive’s employment is terminated in connection with that change in control (i.e., a “double trigger”).

Compensation Philosophy and Objectives

Our executive compensation program is designed and administered to promote the following philosophy and objectives:

•

Attract and Retain. Compensation should reflect the value of the job in the marketplace. To attract and retain exceptional executives, our executive compensation must remain competitive with the compensation programs of our peer group, other publicly traded homebuilders which compete with us for talent.

•	Motivate and Engage. Compensation should motivate and engage our executive officers to perform at the highest level and achieve our business goals and objectives.

•

Reward Performance. Compensation should be dependent on, and reward executives on the basis of, both individual and company performance with an increasing proportion of pay at risk and directly linked to company performance as an executive’s level of responsibility increases.

•	Alignment with our Shareholders. Compensation should be structured to align our executives’ interests with the interests of our shareholders with the ultimate goal of maximizing shareholder value.

In the course of establishing the executive compensation program for 2008, the Committee reviewed the philosophy and objectives of our executive compensation program to ensure that they remain appropriately focused, especially in light of the prevailing conditions in the homebuilding industry. Based on this review, the Committee determined that, while it needed to make certain changes in 2008 to the performance goals under the annual performance bonus component (as discussed below), our executive compensation philosophy and objectives remained appropriate.

We believe that the overall structure of our compensation program should be fundamentally the same across the entire management team. This uniformity promotes team work and cohesion among the management team. While actual compensation levels will vary based on differences in job responsibilities, individual performance and the compensation paid to similarly-situated executives within our peer group, the Named Executive Officers generally receive the same components of compensation (i.e., salary, annual performance bonus, service-based stock options and benefits and perquisites) as the rest of our management team. In addition, although not identical, similar performance goals apply to the annual performance bonuses that the Named Executive Officers and the rest of management are eligible to receive. For example, for 2008, each management team member’s performance bonus was based, in part, on adjusted net income and homebuyer satisfaction ratings performance goals. This consistency ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner and further promotes an environment of team work and collaboration.

Role of Executive Officers

Consistent with its past practice, in 2008, the Committee requested that our Chief Executive Officer, with the assistance of other members of management from the Company’s Finance, Legal and Human Resources departments, make initial recommendations to the Committee regarding the design of the 2008 executive compensation program. These recommendations related to (1) the performance goals and targets for the 2008 performance bonus program and (2) the form and amount of the 2008 equity-based compensation awards. Thereafter, in the course of its deliberations, the Committee from time to time solicited further input and recommendations from the Chief Executive Officer and these other members of management. The Committee believes this input is valuable because of the Chief Executive Officer’s close work with the other Named Executive Officers and management’s detailed knowledge of our business. The Committee, however, makes all final determinations regarding the Named Executive Officers’ compensation.

Use of Compensation Consultants

In accordance with its written Charter, the Committee engaged Hewitt Associates, an outside human resources consulting firm, to assist the Committee in designing the 2008 executive compensation program. Hewitt Associates’ responsibilities consisted of (1) reviewing and discussing with the Committee current executive compensation practices and trends generally and within our peer group; (2) analyzing competitive pay data for our peer group prepared by our Human Resources department; and (3) reviewing and advising the Committee on the performance goals and targets for the 2008 performance bonus program and the form and amount of the 2008 equity-based compensation awards. At the request of the Committee, Hewitt Associates participated in the Committee meetings at which the 2008 executive compensation program was established, and discussed with management the recommendations that management planned to make to the Committee regarding compensation for the Named Executive Officers for 2008.

As discussed below, the Committee also engaged Hewitt Associates to advise the Committee in connection with the negotiation and execution of the change in control agreements that we entered into with the Named Executive Officers in July 2008.

Setting Executive Compensation

During the first quarter of each year, the Committee evaluates the performance of our Named Executive Officers, determines whether they will receive bonuses for the prior year based on performance in that year and establishes their compensation (including the performance goals for the annual performance bonus) for the current year.

In connection with establishing the Named Executive Officers’ 2008 compensation, the Committee reviewed and analyzed the following information:

•

a report detailing our financial performance and the performance bonus opportunities (and actual payments) and equity-based compensation received by each Named Executive Officer during the three preceding fiscal years;

•	the individual performance of each Named Executive Officer during 2007;

•

competitive data prepared by our Human Resources department, including information comparing for 2007 the total annual compensation and each principal component of compensation received by each Named Executive Officer against similarly-situated executive officers of a peer group of publicly-traded homebuilders;

•

a report detailing the stock option holdings of participants, including the Named Executive Officers, in our 1993 Stock Plan, our shareholder-approved equity compensation plan that we currently use to provide equity-based compensation. This report included information concerning historical grants of options received by participants, the total number of options held by participants, the number of vested and unvested options held by participants, the vesting schedule for participants’ unvested options, the exercise price for options held by participants and the number of options held by participants that were underwater (i.e., the exercise price of the options exceeded the then-current price of our Common Shares on the NYSE); and

•	advice provided by Hewitt Associates.

The Committee, with the assistance of management, selected our peer group based on the other publicly-traded homebuilders with whom we believe we compete for personnel, customers and/or investment. In 2008, our peer group was the same as in 2007 and consisted of the following homebuilders:

Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.
Brookfield Homes Corporation	Meritage Homes Corporation
Centex Corporation	NVR, Inc.
D. R. Horton, Inc.	Pulte Homes, Inc.
Dominion Homes, Inc.	The Ryland Group, Inc.
Hovnanian Enterprises, Inc.	Standard Pacific Corp
KB Home	Technical Olympic USA, Inc.
Lennar Corporation	Toll Brothers, Inc.

Consistent with our objective of attracting and retaining exceptional executives, the Committee analyzed the peer group data to ensure that the total compensation and each principal component of compensation received by the Named Executive Officers were generally competitive and consistent with the components and levels of compensation paid by our competitors as well as reasonable on a relative basis. In addition, the Committee analyzed this data to determine what, if any, changes our competitors were making to their executive compensation programs (whether in the form or amount of compensation) as a result of the challenges being faced by the homebuilding industry.

The Committee recognizes that peer group data is an important indicator of competitiveness and compensation trends within the homebuilding industry. However, the Committee also recognizes that each company within the peer group is unique and therefore, believes that the peer group data should be used as a point of reference and one of several factors considered in setting executive compensation as opposed to a determinative factor in setting executive compensation. As a result, the Committee did not use the peer group data to benchmark our executive compensation program, or any component of our executive compensation program, to a specific level of compensation paid by our competitors (e.g., market median) and has discretion in determining the nature and extent of the use of the peer group data.

Components of 2008 Executive Compensation

For 2008, the principal components of our executive compensation program were:

•	base salary;

•	annual performance bonus;

•	equity-based compensation in the form of stock options that vest over five years based on continued employment; and

•	benefits and perquisites.

We provided these same components in 2007. Before deciding on these components for 2008, the Committee analyzed and discussed the peer group data and current compensation trends in the homebuilding industry as well as the information discussed above and received input from Hewitt Associates. Based on this analysis, the Committee concluded that these components remained consistent with the components offered by our competitors and our executive compensation philosophy and objectives. For this reason, the Committee elected not to change the type of components in 2008.

The Committee does not have a pre-established formula or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, the Committee annually reviews the peer group data, the current facts and circumstances relating to our business and executives and our past practices and subjectively determines what it believes is the appropriate mix of compensation to best promote our executive compensation philosophy and objectives. Historically and in 2008, the Committee awarded the most significant portion of each Named Executive Officer’s potential total compensation in the form of the annual performance bonus opportunity because it believes this component motivates and engages our Named Executive Officers, rewards performance and aligns the interests of our Named Executive Officers with the interests of our shareholders.

While the Committee determined that our historical principal components of compensation remained appropriate for 2008, it elected to make three primary changes within these components for 2008 that it believed were necessary to ensure that our executive compensation program remained fair, reasonable and competitive and motivated and engaged our Named Executive Officers under the challenging conditions in the homebuilding industry. First, the Committee decided that the annual performance bonus (to the extent earned) would be payable entirely in cash (as had been the case prior to 2007 when the bonus (which was not earned) was payable in a combination of cash, restricted Common Shares and stock options). Second, in light of the continued uncertainty and volatility in the homebuilding industry, the Committee restructured the performance goals for the 2008 performance bonus. Third, the Committee significantly increased the number of service-based stock options awarded to each Named Executive Officer. The Committee’s reasoning for each of these changes is addressed below.

Base Salary

We use base salary as the guaranteed or fixed component of the Named Executive Officers’ annual cash compensation and believe that it is an important tool in attracting and retaining executives and motivating and rewarding individual performance. The Committee annually reviews and subjectively determines each Named Executive Officer’s base salary level. In February 2008, during this review, the Committee considered:

•	the base salary levels of similarly-situated executives in our peer group based on the data compiled by our Human Resources department;

•	each Named Executive Officer’s individual performance and contributions to our performance in 2007;

•	each Named Executive Officer’s level of experience and responsibility; and

•	the then-current state of the homebuilding industry.

Based on this review, the Committee awarded no salary increases in 2008, and the Named Executive Officers’ salaries remained at the levels established by the Committee in February 2007. The Committee determined that each of the Named Executive Officers performed well in 2007, especially with regard to managing our assets and debt in the face of the challenging conditions in the homebuilding industry and positioning us for the future. The Committee, however, concluded that, despite the individual performance of the Named Executive Officers, salary increases were not appropriate based on our overall financial performance during 2007, the continued decline in the prevailing conditions in the homebuilding industry and the cost-cutting measures we had implemented in response to those conditions.

Annual Performance Bonus

The annual performance bonus is designed to motivate our Named Executive Officers and reward them based on our achievement of short-term (one-year) corporate performance goals. We believe the annual performance bonus aligns the interests of the executives with the interests of our shareholders. Because motivating our Named Executive Officers to contribute to, and rewarding them on the basis of, corporate performance is a fundamental part of our executive compensation philosophy and objectives, the annual performance bonus opportunity for each of our Named Executive Officers represents the most significant portion of his potential total annual compensation. We believe this fosters a results-driven, pay-for-performance culture and builds accountability.

For 2008, the Committee established maximum potential performance bonuses for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason of 350%, 250% and 100% of their respective 2008 base salaries. These were the same maximum potential performance bonuses that have applied to Mr. Schottenstein since 1999 and Messrs. Creek and Mason since 2006. The Committee concluded that these maximum potential performance bonuses remain appropriate based on the annual performance bonus opportunities for similarly-situated executives in our peer group, our past practices and each Named Executive Officer’s level of responsibility.

Historically, the annual performance bonus has been payable entirely in cash pursuant to our shareholder-approved 2004 Plan, a cash-based incentive plan intended to comply with 162(m) of the Code. In 2007, the Committee deviated from this past practice and made each Named Executive Officer’s performance bonus payable (1) 60% in cash, (2) 20% in restricted Common Shares and (3) 20% in stock options. As previously reported, the Named Executive Officers did not earn any bonuses in any form for 2007. For 2008, the Committee returned to the practice of awarding the annual performance bonus payable entirely in cash for three principal reasons. First, the Committee concluded that the benefits of the multiple forms of payment were not commensurate with the complexity of the program’s design. Second, because the Named Executive Officers earned no performance bonuses for 2007, the multiple forms of payment used in 2007 did not achieve one of their principal objectives—to increase the equity-based compensation received by our Named Executive Officers which has historically ranked in the bottom quartile to one-third of our peer group. Third, given the continued downturn, volatility and uncertainty in the homebuilding industry, the Committee believed that returning to a performance bonus payable in cash would more effectively motivate the Named Executive Officers.

In February 2008, the Committee established the award formulas and performance goals to be measured to determine the amount (if any) of the performance bonus that each Named Executive Officer would earn for 2008. In setting the 2008 award formulas and performance goals, the Committee recognized the unprecedented conditions in the homebuilding industry and the leadership required of our Named Executive Officers to meet the challenges we would face in 2008. As such, the Committee sought to establish performance goals that would motivate the Named Executive Officers and reward performance, align the interests of the executives with the interests of our shareholders and provide sufficient flexibility to reward performance in a period of significant volatility and uncertainty. In addition, the Committee continued to be sensitive to changing the performance goals in their entirety from our historical performance goals in reaction to uncertain market conditions.

For 2008, the Committee selected the following performance goals: (1) net income (loss) prior to impairments, write-offs and deferred tax valuation allowance (“Adjusted Net Income”); (2) homebuyer satisfaction ratings; and (3) our performance with respect to performance criteria, which may include financial condition, liquidity, land position, expense control and reduction and/or progress on strategic initiatives, as determined by the Committee following the conclusion of 2008 (the “Discretionary Basket”). Each Named Executive Officer’s performance bonus opportunity was based 50% on our Adjusted Net Income, 30% on our homebuyer satisfaction ratings and 20% on the Discretionary Basket. The portions of the performance bonus opportunity based on Adjusted Net Income and homebuyer satisfaction ratings were made pursuant to the 2004 Plan. Because of its discretionary nature, the portion of the performance bonus opportunity based on the Discretionary Basket could not be made pursuant to the 2004 Plan. The same general terms and conditions, however, applied to all three portions of the bonus opportunity, and the only material significance to the Discretionary Basket performance goal being made outside of the 2004 Plan was that any payment based on this goal would not have qualified as performance-based compensation under Section 162(m) of the Code. For more information concerning the Discretionary Basket and Section 162(m), see “—Tax and Accounting Implications” on page 42 of this Proxy Statement.

The Committee selected Adjusted Net Income because it believes this financial goal focuses our Named Executive Officers on profitability and creating shareholder value. While the Committee has historically (including in 2007) selected net income, the Committee selected Adjusted Net Income for 2008 based on its expectation that, in 2008, we would continue to incur impairments, write-offs and a potential deferred tax valuation allowance that, due to the volatility and uncertainty in market conditions, could not be quantified or predicted with a reasonable degree of certainty at the beginning of the year. The Committee believed that the Adjusted Net Income metric provided the requisite flexibility to account for the market conditions without sacrificing the goal of focusing the Named Executive Officers on our income. For 2008, the Committee established minimum, target and maximum Adjusted Net Income goals of 85.7%, 100%, and 200% of our 2008 budgeted Adjusted Net Income ($21,700,000). These specific goals were established by the Committee to incentivize the Named Executive Officers by providing some level of performance bonus opportunity in the event of their ability to mitigate the losses anticipated to be incurred in 2008. However, as described below, the Committee limited the amount of any payout that could be earned recognizing that our budgeted adjusted net income goal was a net loss.

Consistent with past practice, the Committee selected homebuyer satisfaction ratings because it believes this performance goal effectively measures our customer service and quality which are critical to our short and long-term success and a strategic priority for us. For 2008, the Committee established minimum and maximum homebuyer satisfaction ratings goals (based on our 2008 survey score to the question “Would you recommend M/I Homes to a friend or relative?”) of 84% and 93%, respectively, on the 30 day homebuyer satisfaction survey and 81% and 90%, respectively, on the six month homebuyer satisfaction survey. Because continuing to improve and excel in customer service and quality was a strategic priority for us during 2008, these same homebuyer satisfaction ratings goals were included in the performance bonus opportunities of all of our employees who were eligible to receive a bonus for 2008. The specific targets were established to motivate every employee, including the Named Executive Officers, to help accomplish our goal of obtaining homebuyer satisfaction ratings that would place us in the top 10% of all homebuilders. We based one-half of the bonus related to homebuyer satisfaction ratings on the 30 day survey score and one-half on the six month survey score to ensure that the homebuyer satisfaction ratings effectively measure our overall customer service and quality.

The Committee selected the Discretionary Basket performance goal to provide flexibility to further motivate our Named Executive Officers and reward performance under the challenging conditions in the homebuilding industry. While the Committee has historically used pre-determined, objective performance goals to determine the annual performance bonus, the Committee believed that the Discretionary Basket was appropriate and reasonable based on the volatility and uncertainty that was expected to prevail in the homebuilding industry in 2008. The Committee recognized that, given the current market conditions, selecting specific, objective performance goals at the beginning of the year that would effectively measure our performance for the entire year would be especially difficult in 2008. The Discretionary Basket was intended to provide the Committee with flexibility to address this concern. For these reasons, the Committee selected the Discretionary Performance Basket performance goal to replace the return on beginning equity performance goal that we had used historically (including in 2007).

The following tables set forth the amount of the performance bonus that each Named Executive Officer was eligible to earn based on the degree to which we achieved the above specified levels of Adjusted Net Income and homebuyer satisfaction ratings in 2008 and pursuant to the Discretionary Basket:

Net Income Performance Goal

Named Executive Officer	Amount Earned at 85.7% of Budgeted Adjusted Net Income (1)	Amount Earned at 100% of Budgeted Adjusted Net Income (1)	Amount Earned at 200% of Budgeted Adjusted Net Income (1)
Robert H. Schottenstein	$65,625	$221,485	$1,312,500
Phillip G. Creek	$31,250	$105,470	$625,000
J. Thomas Mason	$8,750	$29,530	$175,000

(1)	The amounts earned increase proportionately among the performance levels.

Homebuyer Satisfaction Ratings Performance Goal – 30 Day Survey

Named Executive Officer	Amount Earned at 84% Homebuyer Satisfaction Rating (1)	Amount Earned at 93% Homebuyer Satisfaction Rating (1)
Robert H. Schottenstein	$39,375	$393,750
Phillip G. Creek	$18,750	$187,500
J. Thomas Mason	$5,250	$52,500

(1)	The amounts earned increase proportionately between the performance levels.

Homebuyer Satisfaction Ratings Performance Goal – Six Month Survey

Named Executive Officer	Amount Earned at 81% Homebuyer Satisfaction Rating (1)	Amount Earned at 90% Homebuyer Satisfaction Rating (1)
Robert H. Schottenstein	$39,375	$393,750
Phillip G. Creek	$18,750	$187,500
J. Thomas Mason	$5,250	$52,500

(1)	The amounts earned increase proportionately between the performance levels.

Discretionary Basket Performance Goal

Named Executive Officer	Minimum Potential Amount Earned (1)	Maximum Potential Amount Earned (1)
Robert H. Schottenstein	—	$525,000
Phillip G. Creek	—	$250,000
J. Thomas Mason	—	$70,000

(1)

Under the Discretionary Basket, each Named Executive Officer was eligible to receive an amount up to the maximum amount shown for such individual as determined by the Committee its sole discretion based on performance criteria selected by the Committee following the conclusion of 2008, which may include financial condition, liquidity, land position, expense control and reduction and/or progress on strategic initiatives.

The Committee established the award formulas and performance goals based on numerous factors, including our financial projections for 2008, our goal to improve homebuyer satisfaction ratings, the prevailing conditions in the homebuilding industry, our past compensation practices, our past performance, the performance-based bonus opportunities for similarly-situated executives in our peer group and the executive’s level of responsibility and individual performance. The Committee did not attach a specific weight to any of these factors, or rely on a specific formula, but instead took all of the factors into account and used its judgment and discretion to establish the award formulas and performance goals. While the dollar amount that each Named Executive Officer could earn at each performance level varied by officer, the Committee aligned the payout opportunities so that each officer received the same percentage of his maximum performance bonus opportunity at each of the performance levels.

The Committee recognized that 2008 would likely be another challenging year for the homebuilding industry and us. The Committee further recognized that our executives would be tested in 2008 and their leadership would be critical to positioning us for the future. As a result, in designing the award formulas and performance goals, the Committee sought to balance (1) motivating our executives and rewarding performance with (2) aligning the interests of our executives with the interests of our shareholders. Taking this goal into consideration, the Committee designed the 2008 award formulas and performance goals to provide relatively small amounts earned at the threshold performance levels, more meaningful (yet still relatively small) amounts earned at the target performance levels and significantly larger amounts earned at the maximum performance levels. The Committee believed that, in light of the challenging conditions facing the industry, it was important to provide the Named Executive Officers with the potential to earn a portion of their annual performance bonus opportunity if they led us to achieve our budgeted goals but to provide them with a more significant bonus opportunity only in the event that they led us to far exceed our budgeted goals. The Committee further believed that this emphasis and premium on superior performance more effectively aligned the interests of our Named Executive Officers with the interests of our shareholders under the circumstances.

In 2008, we did not achieve the minimum levels of Adjusted Net Income established by the Committee, and, therefore, the Named Executive Officers did not earn any bonus based on this performance goal.

In 2008, we achieved homebuyer satisfaction ratings scores of 92.65% on the 30 day homebuyer satisfaction survey and 85.44% on the six month homebuyer satisfaction survey. These results reflect an improvement from 2007 of 4.29 percentage points on the 30 day score and 5.32 percentage points on the six month score. As a result of our performance, Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason were eligible to receive $594,169, $282,938 and $79,223, respectively, with respect to the homebuyer satisfaction ratings performance goal (the “Homebuyer Satisfaction Ratings Bonuses”). Despite our achievement of these homebuyer satisfaction ratings and the terms of the awards relating to the performance bonuses providing for payout entirely in cash, the Committee, in accordance with its authority under the 2004 Plan, elected to pay each Named Executive Officer’s Homebuyer Satisfaction Ratings Bonus partly in cash and partly in stock options as opposed to entirely in cash. Specifically, the Committee elected to pay 25%, 50% and 75% of Messrs. Schottenstein’s, Creek’s, and Mason’s respective 2008 Homebuyer Satisfaction Ratings Bonuses in cash and 75%, 50% and 25% of their respective 2008 Homebuyer Satisfaction Ratings Bonuses in stock options based on the grant date fair value of the options under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”). The Committee selected these percentages in an effort to provide a meaningful cash payment to each Named Executive Officer based on our homebuyer satisfaction ratings performance in 2008 while at the same time limiting our cash expenditures. As a result, Messrs. Schottenstein, Creek and Mason received cash bonuses of $148,542, $141,469 and $59,417, respectively, and non-qualified stock options to purchase 135,038, 42,869 and 6,002 Common Shares under our 1993 Stock Plan, respectively, as payment for their respective 2008 Homebuyer Satisfaction Ratings Bonuses. Each stock option award will vest and become exercisable in full on February 10, 2011, the second anniversary of the date of grant, subject to the applicable Named Executive Officer’s continued employment with us on the vesting date and has an exercise price of $7.85 per share, the closing price of our Common Shares on the NYSE on the date of grant. The stock options will be recognized for financial accounting purposes in the 2009 fiscal year and beyond and, for this reason, are not reflected in the Summary Compensation Table and associated tables below relating to 2008.

The Committee elected to pay the Homebuyer Satisfaction Ratings Bonuses in a combination of cash and stock options for four principal reasons. First, the Committee determined it was not appropriate to pay the full amount of the bonus in cash given our overall performance in 2008 and the prevailing conditions in the homebuilding industry. Second, the Committee recognized that the amount of equity-based compensation granted to our Named Executive Officers has historically ranked in the bottom quartile to one-third of our peer group. Third, the Committee believed that partial payment in stock options further aligned the interests of our Named Executive Officers with the interests of our shareholders because the stock options provide value to the Named Executive Officers only if the price of our Common Shares increases during the term of the options. Finally, because the stock options vest two years after the date of grant subject to the applicable Named Executive Officer’s continued employment with us on the vesting date, the stock options incentivize the Named Executive Officers to remain with us during these challenging times.

With respect to the Discretionary Basket, the Committee elected not to pay any bonus amount to the Named Executive Officers. While the Committee believed that the Named Executive Officers performed well during 2008 in the face of rapidly deteriorating conditions in the homebuilding industry, especially with regard to homebuyer satisfaction, debt reduction, land reduction, expense control and reduction and positioning us for the future, the Committee determined that the payment of any bonus under this performance goal was not appropriate based on our overall performance in 2008 and the prevailing industry conditions.

The Committee recognizes that, in limited cases, the performance goals established at the beginning of the year may not appropriately reward our Named Executive Officers for corporate performance during that year due to extraordinary circumstances, such as the development of unforeseen events arising after the performance goals are established. In such cases, the Committee reserves the right to pay discretionary bonuses. When making this determination, the Committee considers all of the facts and circumstances, including corporate and individual performance, achieving our compensation philosophy and objectives and the accounting and tax consequences of an award. Any such discretionary bonuses may be paid in cash or equity-based compensation as determined by the Committee. In February 2009, the Committee concluded that discretionary bonuses were not appropriate and elected not to award discretionary bonuses to the Named Executive Officers with respect to 2008 for the same reasons that it elected not to award any bonus under the Discretionary Basket performance goal.

Equity-Based Compensation

For many years, the Committee has granted our Named Executive Officers (and other members of management) annual service-based stock option awards. The Committee believes that, because stock options have value only if the price of our Common Shares increases, stock options align the interests of our Named Executive Officers with the interests of our shareholders by creating an incentive for the Named Executive Officers to maximize shareholder value—a component of our compensation philosophy. The Committee further believes that stock options encourage our Named Executive Officers to focus on our long-term performance and increase their investment in M/I Homes.

The Committee has historically granted all employee stock options (and all other employee equity-based awards) pursuant to the 1993 Stock Plan. If our shareholders approve the 2009 LTIP at the Annual Meeting, the Committee will grant all future equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which are made at the first Committee meeting following the hiring date), the Committee grants all employee stock options at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance and the meeting follows our release of earnings for the prior year so that the price of our Common Shares at the time of grant can reasonably be expected to fairly represent the market’s collective view of our then-current results. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant. The date of the Committee meeting at which the Committee approves the grant is the date of grant. For more information concerning the 2009 LTIP, see “Proposal No. 3—M/I Homes, Inc. 2009 Long-Term Incentive Plan” beginning on page 14 of this Proxy Statement.

The annual service-based stock option grants vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option is granted and expire ten years after the date of grant. In addition to focusing our Named Executive Officers on our long-term performance and aligning the interests of our executives with the interests of our shareholders, the Committee believes that the five-year vesting schedule also serves as a valuable retention tool.

When determining the size of the annual service-based stock option awards to the Named Executive Officers in 2008, the Committee generally considered the following:

•	the long-term incentive opportunity for similarly-situated executive officers in our peer group;

•	individual attributes such as level of responsibility, individual performance, contributions to M/I Homes and ability to impact our future performance;

•	expense estimates and the dilutive effect of such awards;

•	our corporate performance; and

•	the number of stock options previously granted to the Named Executive Officers and the value of vested and unvested stock options held by the Named Executive Officers.

In 2008, the Committee awarded Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason service-based stock options to purchase 100,000, 60,000 and 25,000 Common Shares, respectively. These awards represented increases of 67%, 150% and 150% from the number of service-based stock options that Messrs. Schottenstein, Creek and Mason, respectively, received in 2007. However, it should be noted that in 2007 the Committee granted each Named Executive Officer 20% fewer service-based stock options than it granted in 2006 based on our corporate performance in 2006.

The Committee increased the size of the service-based stock option awards in 2008 based on two factors in particular. First, after reviewing data provided by our Human Resources department regarding the value of all outstanding stock options, both vested and unvested, currently held by the Named Executive Officers, the Committee determined that all of these outstanding stock options, with the exception of 4,000 stock options held by Phillip G. Creek, were underwater (i.e., the exercise price of the options was greater than the then-current price of our Common Shares on the NYSE). As such, virtually all of the stock options held by the Named Executive Officers had no intrinsic value at the time of the Committee’s assessment. As a result of the dramatic decline in the value of the outstanding stock options held by the Named Executive Officers, the Committee believed that the value of these stock options as a retention tool had diminished significantly. In an effort to address this situation and provide a retention tool in support of our executive compensation philosophy, the Committee awarded the significantly larger service-based awards in 2008.

Second, the Committee compared the grant date fair value of the annual service-based stock options awarded to our Named Executive Officers in recent years against the grant date fair value of the long-term equity-based compensation awarded to similarly-situated executives in our peer group. The Committee determined that the grant date fair value of the annual service-based stock options awarded to our Named Executive Officers in recent years ranked in the bottom quartile to one-third of our peer group. Based on this ranking, the Committee believed the increases in 2008 were appropriate to provide a more competitive long-term equity compensation component for our Named Executive Officers.

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of a participant’s annual compensation that is eligible for profit sharing to $50,000. For 2008, the company contribution made on behalf of each Named Executive Officer was $680. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these benefit programs with our employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

In addition to the aforementioned benefits, we also pay the premiums for a $4,000,000 and $1,000,000 supplemental split-dollar life insurance policy for Robert H. Schottenstein and Phillip G. Creek, respectively, and reimburse them for the taxes they incur with respect to our payment of the term portion of the premium for their respective policies. Historically, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have continued (on the same terms without any material modification) only those split-dollar policies that were in force for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and have not provided this benefit to any of our new executive officers. Due to prevailing conditions in the investment market, in 2008, we elected not to fund the premium for the variable portion of the supplemental split-dollar life insurance policy for the benefit of Robert H. Schottenstein.

Perquisites. We provide our Named Executive Officers with perquisites and personal benefits that the Committee believes are reasonable and consistent with our executive compensation philosophy and objectives and competitive market practices. In 2008, we provided only the following perquisites and personal benefits:

•

All Named Executive Officers, along with certain other members of management, were provided with a company-leased automobile for their business and personal use or a monthly automobile allowance. The program is administered as part of our overall fleet program. The vehicle type and/or allowable expense are determined on a schedule based on position within M/I Homes.

•

We maintain a company plane primarily for transporting the Named Executive Officers, as well as other employees, among our regional offices and to other business-related travel destinations. For security and efficiency reasons, our Chief Executive Officer and the other Named Executive Officers (with the approval of the Chief Executive Officer) are permitted to use our plane for personal use. During 2008, only Robert H. Schottenstein used the plane for personal use. He was assessed income for all personal use of the plane based on the amounts set forth for personal use of employer-provided aircraft under the applicable Internal Revenue Service regulations. The amount shown in the Summary Compensation Table represents the incremental cost to M/I Homes for Mr. Schottenstein’s personal use of the plane (as opposed to the income he was assessed).

Severance Arrangements

We do not currently have employment or severance agreements with any of our Named Executive Officers, other than the change in control agreements discussed below that we entered into with the Named Executive Officers in July 2008 (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control of M/I Homes, except for the benefits provided under the Change in Control Agreements and the accelerated vesting of stock options granted to the Named Executive Officers under the 1993 Plan.

Change in Control Agreements. In March 2004, we entered into a change in control agreement with Phillip G. Creek that provided certain benefits to him upon a loss of employment in connection with a change in control of M/I Homes (i.e., a “double trigger”). We entered into the agreement with Mr. Creek to serve as a retention tool and incentivize Mr. Creek to continue focusing on our business in the event of a change in control transaction. When we entered into the agreement with Mr. Creek, we did not enter into similar agreements with our other executive officers because of the significant number of Common Shares owned by such other executive officers and their family members at that time.

In accordance with its written charter, the Committee annually evaluates the need for written employment and related agreements with the Named Executive Officers. As a result of the current uncertainty and volatility in the homebuilding industry, the expectation that such conditions could continue for the foreseeable future and the changes in our executive officers and their ownership stakes in M/I Homes since 2004, in early 2008, the Committee determined that it was prudent to revisit whether it was appropriate to enter into similar change in control agreements with each of the Named Executive Officers.

In connection with its analysis and assessment of whether it was appropriate to extend this type of change in control benefit to our other Named Executive Officers, the Committee engaged Hewitt Associates to serve as its advisor. The Committee requested Hewitt Associates to: (1) provide market data regarding change in control benefits provided by homebuilders within our peer group; (2) model payouts under various change in control scenarios; and (3) review and discuss these materials with the Committee.

As part of its analysis, the Committee reviewed the following materials prepared by Hewitt Associates:

•	competitive data detailing the change in control arrangements in place for similarly-situated executive officers within our peer group;

•	summaries of current trends relating to change in control arrangements and key terms and conditions for such arrangements; and

•	modeling and analysis of the potential benefits provided to the executives under various change in control scenarios and design considerations for inclusion in the agreements.

After analyzing the data and consulting with Hewitt Associates, the Committee determined that it was in our best interests to enter into change in control agreements with each of the Named Executive Officers that provide benefits upon a loss of employment in connection with a change in control of M/I Homes. In making its determination, the Committee was guided by several considerations. First, consistent with its rationale in March 2004 when we entered into the original change in control agreement with Phillip G. Creek, the Committee determined that change in control agreements serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction. Second, given the unprecedented conditions in the homebuilding industry, the Committee believed that change in control agreements help to focus the Named Executive Officers on leading our business through these turbulent times. Third, the Committee recognized that change in control agreements help to ensure that the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security. Finally, based on its review of the peer group data, the Committee determined we should enter into change in control agreements to ensure our compensation practices remained competitive.

For these reasons, in July 2008, we entered into a Change in Control Agreement with each of the Named Executive Officers. The Change in Control Agreements are identical in all respects, except for the amounts payable thereunder. Because the Change in Control Agreements are intended to provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change of control, the Change in Control Agreements require a “double trigger.” Under the Change in Control Agreements, if (1) we terminate a Named Executive Officer’s employment without cause within six months prior to or twenty-four months after a change in control of M/I Homes or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to a lump sum payment equal to the sum of (A) a pre-determined multiple of his then-current annual base salary, (B) a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination and (C) a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated calculated based on M/I Homes’ and/or the Named Executive Officer’s achievement (as applicable) of the performance goals applicable to his bonus for such fiscal year and the time elapsed in such fiscal year. The Named Executive Officer will also be entitled to payment for any unused vacation and continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage. Under the Change in Control Agreements, the pre-determined payment multiples for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are 2.99, 2 and 2, respectively. These multiples were determined by the Committee based primarily on a review of the market data provided by Hewitt Associates. Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer upon a change in control constitute “excess parachute payments” under Section 280G of the Code and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision for two reasons. First, the Committee sought to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the significant and disproportionate cost of a gross-up in the event the excise tax is triggered by a minimal amount. Second, after reviewing modeling that analyzed the potential payments under various scenarios, the Committee determined that payment of any gross-up amounts was relatively unlikely based on our historical compensation practices and the historical price of our Common Shares.

The Change in Control Agreement with Phillip G. Creek supersedes and replaces the change in control agreement that we entered into with Mr. Creek in March 2004 (the “Original Agreement”). Under the Original Agreement, in the event that (1) we terminated Mr. Creek’s employment without cause within six months prior to or twenty-four months after a change in control of M/I Homes or (2) Mr. Creek terminated his employment for good reason within twenty-four months after a change in control, he was entitled to a lump sum payment equal to the sum of (A) twice his average annual base salary during the preceding three calendar years and (B) twice his average cash bonus earned during the preceding three fiscal years. Under the Original Agreement, Mr. Creek was also entitled to payment for any unused vacation and reimbursement for the cost of continued participation in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 18 months unless he obtained replacement coverage. In addition, the Original Agreement provided that Mr. Creek would be reimbursed for any excise tax that he incurred under Section 4999 of the Code if the payments to him under the Original Agreement constituted “excess parachute payments” under Section 280G of the Code and the after-tax amount that he would receive following such reimbursement would exceed the after-tax amount that he would receive if his benefits under the Original Agreement were reduced so that his total “parachute payment” under the Original Agreement and all other applicable agreements was $1.00 less than the amount that would constitute an “excess parachute payment.”

If the Change in Control Agreements were triggered on December 31, 2008, we estimate that Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason would have been entitled to aggregate payments and benefits of $6,578,703, $2,238,966 and $1,114,727, respectively. For more information concerning the Named Executive Officers’ rights under the Change in Control Agreements, see “Compensation of Executive Officers-Potential Payments Upon Termination of Employment or Change in Control” on page 50 of this Proxy Statement.

1993 Stock Plan. Pursuant to the terms of our 1993 Stock Plan, if a participant is terminated for any reason other than retirement, death or disability, his or her stock option privileges will be limited to the options immediately exercisable on the date of such termination and will expire unless exercised within 30 days after the date of termination. In the case of termination due to death or disability, all options will become immediately exercisable and will expire unless exercised within one year. In the case of retirement, a participant’s option privileges will be limited to the options immediately exercisable on the date of retirement and will expire unless exercised within one year after such date. In the case of a change in control of M/I Homes, all unvested options will immediately vest. For more information concerning the Named Executive Officers’ rights under 1993 Stock Plan upon termination of employment or a change in control, see “Compensation of Executive Officers-Potential Payments Upon Termination of Employment or Change in Control” on page 50 of this Proxy Statement.

2004 Plan. Under the terms of our 2004 Plan, if a participant’s employment is terminated, whether voluntarily or involuntarily, before the payment date for awards for the plan year, such participant will not be eligible for an award for that Plan year. However, in the event of a participant’s termination due to death, disability, retirement or change in control, the Committee has the authority, in its sole discretion, to pay an award to such participant for that Plan year. In addition, the Committee has the authority, in its sole discretion, to modify, amend, suspend or terminate the 2004 Plan, in whole or in part, at any time. The award agreements relating to the 2008 performance bonuses granted to the Named Executive Officers under the 2004 Plan expressly provided that the Named Executive Officers must be employed by us on the payment date to be eligible to receive any payment.

Deferred Compensation

The Named Executive Officers may elect to defer payment of part or all of their annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. Under the Executives’ Deferred Compensation Plan, the deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each executive’s deferred compensation account is credited in an amount equal to the cash dividends actually declared and paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than in certain cases disability or retirement (in which cases, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of the Named Executive Officers with the interests of our shareholders. Because the Named Executive Officers did not receive any cash performance bonuses with respect to 2007, no amounts were deferred by them in 2008 pursuant to this plan. The distributions received by our Named Executive Officers in 2008 as well as their respective aggregate balances as of December 31, 2008 under the Executives’ Deferred Compensation Plan are set forth in the Nonqualified Deferred Compensation table on page 49 of this Proxy Statement. With respect to the cash performance bonuses received by the Named Executive Officers in 2009 relating to 2008 performance, Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason have elected to defer payment of $0, $28,294 and $5,942, respectively.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making the annual equity-based compensation awards a meaningful part of each executive’s total compensation and providing our executives with the opportunity to defer payment of part or all of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

We grant equity-based awards to align the interests of our Named Executive Officers with the interests of our shareholders. Accordingly, we discourage our executives from buying or selling derivative securities related to our Common Shares because we believe such securities are counter to the alignment we seek to achieve.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Code prohibits us from taking a tax deduction for non-performance-based compensation paid to a Named Executive Officer in excess of $1,000,000 per year. As part of its role, the Committee considers the deductibility of our executive compensation under Section 162(m) and seeks to qualify all Named Executive Officer compensation for full deductibility to the extent feasible. In certain cases, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such payments are necessary to achieve our compensation philosophy and objectives.

In February 2008, when the Committee established the award formulas and performance goals for the Named Executive Officers’ 2008 annual performance bonus opportunities, the Committee recognized that any payment under the Discretionary Basket performance goal would not qualify as performance-based compensation under Section 162(m) and may not be deductible depending on the circumstances. Despite the potential for payments under the Discretionary Basket performance goal to be non-deductible, the Committee determined that this performance goal was appropriate and necessary to provide flexibility to further motivate our Named Executive Officers and reward performance under the challenging conditions in the homebuilding industry. None of the Named Executive Officers earned any bonus under the Discretionary Basket performance goal, and the Committee believes that all compensation paid to our Named Executive Officers for 2008 was fully deductible for federal income tax purposes.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 (codified in Section 409A of the Code) was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. On January 1, 2009, the final regulations promulgated under Section 409A became effective. In 2008, to the extent necessary, we amended our employee benefit plans and arrangements to comply with the final regulations promulgated under Section 409A. We do not believe that any of such amendments were material.

Statement of Financial Accounting Standards No. 123(R). We account for equity-based compensation, including the stock option awards in 2008, in accordance with the requirements of FAS 123(R). Prior to making decisions to grant equity-based compensation, the Committee reviews expense estimates and the dilutive effect of such awards. See the Summary Compensation Table on page 44 of this Proxy Statement for the amount of expense recorded during 2008 under FAS 123(R) for equity-based compensation granted to our Named Executive Officers.

Looking Forward—2009 Changes

During the first quarter of 2009 when the Committee reviewed and established the 2009 executive compensation program, the homebuilding industry and the U.S. economy continued to experience a significant downturn characterized by volatility and uncertainty. Based on the prevailing conditions and our expectation that these conditions will continue throughout 2009, the Committee made two principal changes to our executive compensation program in 2009.

First, the Committee elected not to adopt a specific annual performance bonus program for 2009 based on pre-determined, objective performance goals. Instead, the Committee determined that any performance bonuses for the Named Executive Officers for 2009 would be discretionary bonuses awarded by the Committee in its sole discretion after the conclusion of 2009. The Committee recognized that this decision represented a significant change from our historical past practice. However, similar to its decision to use the Discretionary Basket as a performance goal for 2008, the Committee concluded that, given the unprecedented prevailing market conditions, selecting specific, objective performance goals at the beginning of 2009 that would effectively measure our performance for the entire year would be especially difficult in 2009 and would not afford the Committee sufficient flexibility to measure and reward performance. Additionally, market data provided by Hewitt Associates indicated that other homebuilders in our peer group are also using performance bonus programs in 2009 that are largely or purely discretionary.

Despite its decision to forgo an annual performance bonus program for 2009 based on pre-determined, objective performance goals, the Committee continues to believe that the annual performance bonus is an important component of our executive compensation program that motivates and engages our Named Executive Officers, rewards performance and aligns the interests of our Named Executive Officers with the interests of our shareholders. Given these important factors, (1) shortly after the conclusion of 2009, the Committee intends to review our performance and the contributions of the Named Executive Officers in 2009 in light of all of the relevant facts and circumstances and determine whether any performance bonuses are appropriate for the Named Executive Officers for 2009 and (2) the Committee intends to return to its historical practice of adopting an annual performance bonus program based on pre-determined, objective performance goals in future years when the extraordinary circumstances facing the homebuilding industry and the U.S. economy have abated. In making the decision to use a discretionary approach for 2009, the Committee also recognized that any discretionary bonus payments would not constitute “qualified performance-based compensation” under Section 162(m) of the Code and may not be tax deductible. In accordance with its past practice, when determining whether to make any discretionary bonus payments for 2009, the Committee intends to take the tax deductibility of any such payments into account.

The Committee engaged Hewitt Associates to provide advice and consultation in connection with determining the annual performance bonus program for 2009. Specifically, the Committee requested that Hewitt Associates provide input regarding the program in the following respects: (1) general alignment of the program with shareholders and institutional investors; (2) market and peer-group practices with respect to incentive compensation programs; (3) linkage of the program to the Company’s strategy; and (4) the ability of the program to provide a range of bonus opportunity that is market-based with a focus on balancing the program’s goals with our performance and corresponding incentive pay.

Second, the Committee reduced the number of service-based stock options awarded to each Named Executive Officer. Specifically, in 2009, the Committee awarded: (1) Robert H. Schottenstein stock options to purchase 60,000 Common Shares (down from 100,000 Common Shares in 2008); (2) Phillip G. Creek stock options to purchase 40,000 Common Shares (down from 60,000 Common Shares in 2008); and (3) J. Thomas Mason stock options to purchase 20,000 Common Shares (down from 25,000 Common Shares in 2008). The Committee reduced the size of the awards based primarily on our overall performance in 2008. The stock options awarded in 2009 vest and become exercisable in equal one-fifth increments on December 31, 2009, 2010, 2011, 2012 and 2013 subject to the Named Executive Officer’s continued employment on the applicable vesting date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2008 Form 10-K.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Jeffrey H. Miro

Norman L. Traeger

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2008

The following table summarizes the total compensation for the fiscal years ended December 31, 2008, 2007 and 2006 for the Company’s Chief Executive Officer, Chief Financial Officer and other executive officer during the 2008 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Robert H. Schottenstein	2008	750,000	—	—	1,101,058	148,542	—	217,890	2,217,490
Chairman, Chief Executive	2007	734,231	—	—	1,034,858	—	—	324,990	2,094,079
Officer and President	2006	634,615	400,000	—	754,134	—	—	304,148	2,092,897

Phillip G. Creek	2008	500,000	—	—	434,064	141,469	—	28,173	1,103,706
Executive Vice President,	2007	484,231	—	—	287,302	—	—	29,131	800,664
Chief Financial Officer and Director	2006	400,000	200,000	—	267,766	—	—	32,780	900,546

J. Thomas Mason	2008	350,000	—	—	169,795	59,417	—	13,083	592,295
Executive Vice President,	2007	342,115	—	—	112,652	—	—	9,878	464,645
General Counsel, Secretary and Director	2006	300,000	62,500	—	104,787	—	—	15,459	482,746

(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2008, 2007 and 2006 fiscal years.

(2)

The amounts shown for 2006 reflect discretionary cash bonuses awarded to the Named Executive Officers for the 2006 fiscal year. Pursuant to the terms of the Executives’ Deferred Compensation Plan, each of the Named Executive Officers may elect to defer the payment of part of or his entire bonus to a later date. The deferred amount is converted into whole phantom stock units which are distributed in the form of whole Common Shares on the future payment date. Each participant will not beneficially own Common Shares acquired under the plan until such Common Shares are distributed pursuant to the terms of the plan. With respect to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, the amounts shown for 2006 include $20,000 allocated to Common Shares (621 shares), $20,000 allocated to Common Shares (589 shares) and $6,250 allocated to Common Shares (184 shares), respectively, pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 41 of this Proxy Statement for a description of this plan and the Nonqualified Deferred Compensation table on page 49 of this Proxy Statement for a description of benefits accrued under this plan.

(3)	The Company recognized no amounts for financial statement reporting purposes under FAS 123(R) for stock awards for the 2008, 2007 or 2006 fiscal years.

(4)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year in accordance with FAS 123(R) for stock option awards granted pursuant to the 1993 Stock Plan (without reduction for assumed forfeitures) and thus include amounts from stock option awards granted in and prior to the applicable fiscal year. Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s 2008 Form 10-K. The stock option awards (which vest over five years) underlying the dollar amount recognized for financial statement reporting purposes for each Named Executive Officer with respect to the 2008, 2007, and 2006 fiscal years are as follows:

Name	2002 (# of shares)	2003 (# of shares)	2004 (# of shares)	2005 (# of shares)	2006 (# of shares)	2007 (# of shares)	2008 (# of shares)
Robert H. Schottenstein	3,200	8,000	11,000	13,000	15,000	12,000	20,000
						10,582
Phillip G. Creek	1,400	1,600	3,000	4,000	6,000	4,800	12,000
						5,291
J. Thomas Mason	400	1,000	1,200	1,400	2,500	2,000	5,000
						1,653

Due to the decline in the price of our Common Shares, all of the stock options included in the “Option Awards” column for the 2008 fiscal year have no intrinsic value (i.e., as of December 31, 2008, the exercise price of the options exceeded the closing price of our Common Shares on the NYSE) and such options are “out of the money” as reflected in the table below.

Name	Grant Date	Exercise Price of the Option ($)	Option Grant Date Fair Value per Common Share ($) (a)	Closing Price of Common Shares at 12/31/08 ($)	Total Common Shares Subject to the Option	Intrinsic Value of the Option as of 12/31/08 ($) (b)	2008 Expense per FAS 123(R) ($) (c)	2008 Expense Assuming Intrinsic Value as of 12/31/08 ($)
Robert H. Schottenstein	3/8/2004	46.61	16.62	10.54	55,000	(1,983,850)	182,820	—
	2/16/2005	54.85	19.38	10.54	65,000	(2,880,150)	251,940	—
	2/13/2006	41.45	17.71	10.54	75,000	(2,318,250)	265,650	—
	2/13/2007	33.86	12.60	10.54	60,000	(1,399,200)	151,200	—
	2/13/2007	33.86	9.19	10.54	31,746	(740,317)	97,248	—
	2/12/2008	17.66	7.61	10.54	100,000	(712,000)	152,200	—
							1,101,058
Phillip G. Creek	3/8/2004	46.61	16.62	10.54	15,000	(541,050)	49,860	—
	2/16/2005	54.85	19.38	10.54	20,000	(886,200)	77,520	—
	2/13/2006	41.45	17.71	10.54	30,000	(927,300)	106,260	—
	2/13/2007	33.86	12.60	10.54	24,000	(559,680)	60,480	—
	2/13/2007	33.86	9.19	10.54	15,873	(370,158)	48,624	—
	2/12/2008	17.66	7.61	10.54	60,000	(427,200)	91,320	—
							434,064
J. Thomas Mason	3/8/2004	46.61	16.62	10.54	6,000	(216,420)	19,944	—
	2/16/2005	54.85	19.38	10.54	7,000	(310,170)	27,132	—
	2/13/2006	41.45	17.71	10.54	12,500	(386,375)	44,275	—
	2/13/2007	33.86	12.60	10.54	10,000	(233,200)	25,200	—
	2/13/2007	33.86	9.19	10.54	4,960	(115,667)	15,194	—
	2/12/2008	17.66	7.61	10.54	25,000	(178,000)	38,050	—
							169,795

(a)

The option grant date fair value per Common Share is based on the Black-Scholes option pricing model. Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s 2008 Form 10-K.

(b)

The intrinsic value represents the difference between the closing price of the Common Shares on December 31, 2008 and the option exercise price multiplied by total number of Common Shares subject to the option. This reflects how much the applicable option grant is “out of the money.”

(c)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the 2008 fiscal year in accordance with FAS 123(R) for stock option awards granted pursuant to the 1993 Stock Plan (without reduction for assumed forfeitures) and thus include amounts from stock option awards granted in and prior to 2008.

(5)

The amounts shown for 2008 reflect the non-equity incentive plan cash bonuses earned by the Named Executive Officers under the 2004 Plan for the 2008 fiscal year. See “Compensation Discussion and Analysis—Annual Performance Bonus” on page 32 of this Proxy Statement and the Grants of Plan-Based Awards table on page 47 of this Proxy Statement for more information concerning the annual performance bonus awards granted to the Named Executive Officers in 2008. With respect to Phillip G. Creek and J. Thomas Mason, the amounts shown for 2008 include $28,294 allocated to Common Shares (3,918 shares) and $5,942 allocated to Common Shares (822 shares), respectively, pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 41 of this Proxy Statement for a description of this plan and the Nonqualified Deferred Compensation table on page 49 of this Proxy Statement for a description of benefits accrued under this plan. No bonuses were earned by the Named Executive Officers for the 2007 fiscal year.

(6)

We do not provide pension benefits or above-market or preferential earnings on nonqualified deferred compensation. Dividends (if any) on the phantom stock units issued under the Executives’ Deferred Compensation Plan are equal to the dividends (if any) paid with respect to our Common Shares and therefore are not considered “preferential” under SEC Rules. Any such dividends are not included in the Summary Compensation Table but are included in the “Aggregate Earnings in Last Fiscal Year” column of the Nonqualified Deferred Compensation table on page 49 of this Proxy Statement.

(7)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2008, 2007 and 2006 fiscal years:

Name	Year	Personal Use of Company Aircraft ($) (a)	Company Automobile ($) (b)	Tax Reimbursement ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plans ($) (e)	Total ($)
Robert H. Schottenstein	2008	187,171	18,396	11,643	—	680	217,890
	2007	237,460	20,133	10,597	56,800	—	324,990
	2006	214,601	19,812	9,760	56,800	3,175	304,148

Phillip G. Creek	2008	—	11,763	2,039	13,691	680	28,173
	2007	—	12,387	1,882	14,861	—	29,130
	2006	—	12,984	1,760	14,861	3,175	32,780

J. Thomas Mason	2008	—	12,403	—	—	680	13,083
	2007	—	9,878	—	—	—	9,878
	2006	—	12,284	—	—	3,175	15,459

(a)

The amounts shown reflect the incremental cost to the Company relating to personal use of the Company’s plane. The incremental cost for personal use of the Company’s plane is calculated based on the variable cost per hour to operate the plane times the hours of personal use. The amounts shown also include a pro-rata portion of the tax deduction loss attributable to non-deductibility of a portion of the cost to operate the plane.

(b)	The amounts shown reflect the aggregate cost to the Company attributable to provision of a Company-leased automobile or a monthly automobile allowance.

(c)

The amounts shown reflect the amount paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of the term portion of the premium for a supplemental split-dollar life insurance policy for the benefit of the Named Executive Officer.

(d)

The amounts shown reflect the premiums paid by the Company for a supplemental split-dollar life insurance policy for the benefit of the Named Executive Officer. In 2008, the Company elected not to fund the premium for the variable portion of the supplemental split-dollar life insurance policy for the benefit of Robert H. Schottenstein.

(e)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the 401(k) Plan.

Grants of Plan-Based Awards for 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($ /Share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Robert H. Schottenstein	2/12/2008	$65,625	(3)	$221,485	(3)	$1,312,500	(3)
	2/12/2008	$78,750	(4)	—		$787,500	(4)
	2/12/2008	—		—		$525,000	(5)
	2/12/2008										100,000	17.66	$761,000
Phillip G. Creek	2/12/2008	$31,250	(3)	$105,470	(3)	$625,000	(3)
	2/12/2008	$37,500	(4)	—		$375,000	(4)
	2/12/2008	—		—		$250,000	(5)
	2/12/2008										60,000	17.66	$456,600
J. Thomas Mason	2/12/2008	$8,750	(3)	$29,530	(3)	$175,000	(3)
	2/12/2008	$10,500	(4)	—		$105,000	(4)
	2/12/2008	—		—		$70,000	(5)
	2/12/2008										25,000	17.66	$190,250

(1)

These stock options were granted under the 1993 Stock Plan and vest and become exercisable over a five-year period in 20% increments on December 31 of each year following the date of grant and expire after ten years unless sooner exercised or forfeited. The stock options were granted at the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Equity–Based Compensation” on page 36 of this Proxy Statement and “Compensation Discussion and Analysis—Severance Arrangements” on page 38 of this Proxy Statement for more information concerning stock options granted under our 1993 Stock Plan.

(2)	The amounts shown reflect the grant date fair value (determined in accordance with FAS 123(R)) of the stock options granted to the Named Executive Officers in the 2008 fiscal year.

(3)

The amounts shown reflect the minimum, target and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2008 fiscal year based on the award formulas and performance goals established by the Compensation Committee for each such Named Executive Officer pursuant to the 2004 Plan relating to Adjusted Net Income, as described in “Compensation Discussion and Analysis—Annual Performance Bonus” beginning on page 32 of this Proxy Statement. In 2008, we did not achieve the minimum levels of Adjusted Net Income and, as a result, none of the Named Executive Officers earned a bonus with respect to this performance goal.

(4)

The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2008 fiscal year based on the award formulas and performance goals established by the Compensation Committee for each such Named Executive Officer pursuant to the 2004 Plan relating to homebuyer satisfaction ratings, as described in “Compensation Discussion and Analysis—Annual Performance Bonus” beginning on page 32 of this Proxy Statement. The Compensation Committee did not establish target amounts with respect to this performance goal; instead, any amounts earned by the Named Executive Officers with respect to this performance goal increase proportionately between the minimum and maximum performance levels. In 2008, we achieved homebuyer satisfaction ratings scores of 92.65% and 85.44% on the 30 day and six month homebuyer satisfaction surveys, respectively, which fell between the minimum and maximum performance levels established for such performance goals. As discussed above, the Compensation Committee elected to pay the Named Executive Officers’ Homebuyer Satisfaction Ratings Bonuses partly in cash and party in stock options based on the grant date fair value of the options as determined in accordance with FAS 123(R).

(5)

The amounts shown reflect the maximum amount that each Named Executive Officer was eligible to receive with respect to the 2008 fiscal year based on the Discretionary Basket performance goal established by the Compensation Committee, as described in “Compensation Discussion and Analysis—Annual Performance Bonus” beginning on page

32 of this Proxy Statement. The Compensation Committee did not establish minimum or target amounts with respect to this performance goal; instead, each Named Executive Officer was eligible to receive an amount up to the maximum amount shown for such individual as determined by the Compensation Committee in its sole discretion based on performance criteria selected by the Compensation Committee at the conclusion of the 2008 fiscal year. In 2008, the Compensation

(6)	Committee elected not to pay any bonus amounts to the Named Executive Officers with respect to the Discretionary Basket.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Robert H. Schottenstein	8,000	—		16.38	2/13/2011
	16,000	—		28.55	2/14/2012
	24,000	—		27.15	2/12/2013
	44,000	—		46.61	3/8/2014
	52,000	13,000	(2)	54.85	2/16/2015
	45,000	30,000	(3)	41.45	2/13/2016
	24,000	36,000	(4)	33.86	2/13/2017
	21,164	10,582	(2)	33.86	2/13/2017
	20,000	80,000	(5)	17.66	2/12/2018
Phillip G. Creek	4,000	—		6.69	2/15/2010
	7,000	—		16.38	2/13/2011
	7,000	—		28.55	2/14/2012
	8,000	—		27.15	2/12/2013
	15,000	—		46.61	3/8/2014
	16,000	4,000	(2)	54.85	2/16/20/15
	18,000	12,000	(3)	41.45	2/13/2016
	9,600	14,400	(4)	33.86	2/13/2017
	10,582	5,291	(2)	33.86	2/13/2017
	12,000	48,000	(5)	17.66	2/12/2018
J. Thomas Mason	2,000	—		30.76	8/13/2012
	4,000	—		27.15	2/12/2013
	6,000	—		46.61	3/8/2014
	5,600	1,400	(2)	54.85	2/16/2015
	7,500	5,000	(3)	41.45	2/13/2016
	4,000	6,000	(4)	33.86	2/13/2017
	3,306	1,654	(2)	33.86	2/13/2017
	5,000	20,000	(5)	17.66	2/12/2018

(1)	Each of the stock options set forth in this table was granted under the 1993 Stock Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Stock Plan.

(2)	100% of these unexercisable options vest on December 31, 2009.

(3)	50% of these unexercisable options vest on each of December 31, 2009 and 2010.

(4)	33 1/3% of these unexercisable options vest on each of December 31, 2009, 2010 and 2011.

(5)	25% of these unexercisable options vest on each of December 31, 2009, 2010, 2011 and 2012.

Option Exercises and Stock Vested in 2008

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	—	—	—	—
Phillip G. Creek	—	—	—	—
J. Thomas Mason	—	—	—	—

Nonqualified Deferred Compensation for 2008

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	453	32,311	31,483
Phillip G. Creek	—	—	362	20,159	26,951
J. Thomas Mason	—	—	161	—	14,798

(1)

The Named Executive Officers made no contributions during the 2008 fiscal year under the Executives’ Deferred Compensation Plan because they earned no bonuses with respect to the 2007 fiscal year. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 41 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf any of the participants in the plan.

(3)

The amounts shown represent the sum of (a) the value of dividends credited to the Named Executive Officers’ accounts during the 2008 fiscal year pursuant to the Executives’ Deferred Compensation Plan based on dividends paid with respect to our Common Shares during the 2008 fiscal year ($266, $218 and $105 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively) and (b) the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2008 fiscal year based on the 0.4% appreciation in the value of our Common Shares during the 2008 fiscal year (a gain in value of $187, $144 and $56 for Messrs. Schottenstein, Creek and Mason, respectively). None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 44 of this Proxy Statement.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2008 fiscal year pursuant to the Executives’ Deferred Compensation Plan.

(5)

The amounts shown represent the market value as of December 31, 2008 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2008. With respect to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, the cumulative dollar amounts deferred plus dividends accrued minus distributions (based on units) made under the Executives’ Deferred Compensation Plan through December 31, 2008, based on the market value of the stock at each deferral date, was $116,928, $100,575 and $56,923, respectively. With respect to Messrs. Schottenstein, Creek and Mason, $116,250, $100,000 and $33,750 of such amounts, respectively, have been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Severance Arrangements” on page 38 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive’s employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements and the accelerated vesting of stock options granted to the Named Executive Officers under the 1993 Stock Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2008):

Name and Type of Potential Payment	Death (1) ($)	Disability (1) ($)	Change in Control (1) ($)	Involuntary Not for Cause Termination Followed by a Change in Control (2) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (2) ($)
Robert H. Schottenstein
• Severance Benefits (2)	—	—	—	$6,578,703	$6,578,703
• Accelerated Vesting of Stock Options (1)	—	—	—	—	—
Phillip G. Creek
• Severance Benefits (2)	—	—	—	$2,238,966	$2,238,966
• Accelerated Vesting of Stock Options (1)	—	—	—	—	—
J. Thomas Mason
• Severance Benefits (2)	—	—	—	$1,114,727	$1,114,727
• Accelerated Vesting of Stock Options (1)	—	—	—	—	—

(1)

Pursuant to the terms of the 1993 Stock Plan, if a participant’s employment is terminated as a result of death or disability or there is a change in control of the Company, all of the participant’s unvested stock options immediately vest and become exercisable. Because the exercise price of all unvested stock options held by the Named Executive Officers on December 31, 2008 exceeded the closing price of our Common Shares on the NYSE on December 31, 2008, the Named Executive Officers would not have received any potential payments as a result of the acceleration of the unvested stock options on December 31, 2008. For more information concerning a participant’s rights upon termination or a change in control under the 1993 Stock Plan, see “Compensation Discussion and Analysis—Severance Arrangements” on page 38 of this Proxy Statement.

For purposes of the 1993 Stock Plan, “disability” means that a participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code.

For purposes of the 1993 Stock Plan, “change in control” means (1) the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), other than any of Irving E. Schottenstein’s immediate family members or lineal descendants, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation or any partnership, limited liability company or corporation owned or controlled by some or all of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of our outstanding voting capital stock or (2) the failure of our current directors (or such directors who are elected or recommended or endorsed for election to the Board by a majority of our current directors or their successors so elected, recommended or endorsed) to constitute a majority of the Board.

(2)	The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $5,930,214 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his 2008 base salary and his average annual bonus earned during the 2003-2007 fiscal years; (b) $544,655 represents a lump sum payment for a pro-rated portion of his 2008 annual bonus (prorated based on the triggering event occurring on December 31, 2008 and the performance period ending on November 30, 2008, in accordance with the terms of his Change in Control Agreement); (c) $72,115 represents a lump sum payment for unused vacation; and (d) $31,719 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months. Assuming that the triggering event occurred on December 31, 2008, Mr. Schottenstein would have received no gross-up payment under his Change in Control Agreement.

For Phillip G. Creek, of the amounts shown: (a) $1,908,349 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his 2008 base salary and his average annual bonus earned during the 2003-2007 fiscal years; (b) $259,360 represents a lump sum payment for a pro-rated portion of his 2008 annual bonus (prorated based on the triggering event occurring on December 31, 2008 and the performance period ending on November 30, 2008, in accordance with the terms of his Change in Control Agreement); (c) $48,077 represents a lump sum payment for unused vacation; and (d) $23,180 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months. Assuming that the triggering event occurred on December 31, 2008, Mr. Creek would have received no gross-up payment under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $976,734 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his 2008 base salary and his average annual bonus earned during the 2003-2007 fiscal years; (b) $72,621 represents a lump sum payment for a pro-rated portion of his 2008 annual bonus (prorated based on the triggering event occurring on December 31, 2008 and the performance period ending on November 30, 2008, in accordance with the terms of his Change in Control Agreement); (c) $33,654 represents a lump sum payment for unused vacation; and (d) $31,718 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Mason) in our group health plan for 24 months. Assuming that the triggering event occurred on December 31, 2008, Mr. Mason would have received no gross-up payment under his Change in Control Agreement.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis—Severance Arrangements” on page 38 of this Proxy Statement. Solely for purposes of this note (2) and the table above, the pro-rated portion of the Named Executive Officers’ 2008 annual bonuses is based on the assumption that the Homebuyer Satisfaction Ratings Bonuses were paid entirely in cash (in accordance with the terms of the awards). See “Compensation Discussion and Analysis—Annual Performance Bonus on page 32 of this Proxy Statement for information regarding the annual bonuses earned by the Named Executive Officers for the 2008 fiscal year, which the Compensation Committee elected to pay partly in cash and partly in stock options.

For purposes of each Change in Control Agreement, “cause” means, with respect to Messrs. Schottenstein, Creek or Mason, as applicable: (1) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (2) conviction of a felony; (3) willful refusal to substantially perform his assigned duties; (4) willful engagement in gross misconduct materially injurious to the Company; or (5) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (1) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (2) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (3) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (4) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means, with respect to Messrs. Schottenstein, Creek or Mason, as applicable, the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which he has not consented in writing: (1) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (2) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (3) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (4) a reduction in his base salary; (5) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (6) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (7) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (8) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by him in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if he has so elected in his deferral notice. On December 31, 2008, the market value of each Named Executive Officer’s account under the Executives’ Deferred Compensation Plan was $31,483, $26,951 and $14,798 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 41 of this Proxy Statement.

COMPENSATION OF DIRECTORS

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our peer group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our peer group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors with the interests of our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For the 2008 fiscal year, each non-employee director (other than the Chairman of the Audit Committee) received an annual retainer of $50,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee received an annual retainer of $75,000. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See note (1) to the Director Compensation Table below for a description of this plan. Each non-employee director also received an annual grant of 1,000 stock units under the 2006 Director Plan. Pursuant to the 2006 Director Plan, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and will be paid in Common Shares upon separation of service.

For the 2009 fiscal year, we intend for the compensation program for our non-employee directors to be the same as the compensation provided for the 2008 fiscal year, except that, if the shareholders approve the adoption of the 2009 LTIP at the Annual Meeting, we intend to grant the 1,000 stock units to each of our non-employee directors under the 2009 LTIP (as opposed to the 2006 Director Plan) in respect of his or her service as a director for the 2009 fiscal year. See “Proposal No. 3—M/I Homes, Inc. 2009 Long-Term Incentive Plan,” beginning on page 14 of this Proxy Statement for a description of the 2009 LTIP.

The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. Directors who are also employees of the Company receive no additional compensation for their service on the Board and any of its committees.

Director Compensation Table for 2008

The following table summarizes the total compensation for the fiscal year ended December 31, 2008 for each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Joseph A. Alutto, Ph.D.	50,000	18,100	—	68,100
Friedrich K.M. Böhm	50,000	18,100	8,310	76,410
Yvette McGee Brown	50,000	18,100	—	68,100
Thomas D. Igoe	75,000	18,100	8,310	101,410
Jeffrey H. Miro	50,000	18,100	8,310	76,410
Norman L. Traeger	50,000	18,100	8,310	76,410

(1)

The amounts shown reflect the annual retainers earned by our non-employee directors for the 2008 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to the cash dividends actually declared and paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan further aligns the interests of our non-employee directors with the interests of our shareholders. With respect to each of Joseph A. Alutto, Ph.D. and Jeffrey H. Miro, the amounts shown include $50,000 allocated to Common Shares (3,285 shares) pursuant to the Director Deferred Compensation Plan. See note (1) to the Principal Shareholders table on page 25 of this Proxy Statement for information concerning the total number of Common Shares held by each non-employee director pursuant to the Director Deferred Compensation Plan.

(2)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the 2008 fiscal year in accordance with FAS 123(R) of stock unit awards granted under the 2006 Director Plan during the 2008 fiscal year (without reduction for assumed forfeitures). Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s 2008 Form 10-K. Because the stock units are vested at the time of grant, the grant date fair value in accordance with FAS 123(R) is equal to the amount recognized for financial statement reporting purposes. As of December 31, 2008, each non-employee director held 4,027 stock units pursuant to the 2006 Director Equity Incentive Plan, other than Yvette McGee Brown, who held 3,018 stock units.

(3)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the 2008 fiscal year in accordance with FAS 123(R) for stock option awards granted under the 1993 Stock Plan prior to 2008 (without reduction for assumed forfeitures). Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s 2008 Form 10-K. As of December 31, 2008, Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Normal L. Traeger held stock options to purchase 5,700, 7,700, 10,500 and 10,500 Common Shares, respectively, all of which were exercisable. Prior to the 2005 fiscal year, we annually granted each non-employee director stock options to purchase up to 2,500 Common Shares under the 1993 Stock Plan. These stock options vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted and expire ten years after the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2008 with respect to the Common Shares issuable under the Company’s equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	1,216,182	$32.98	468,436
Equity compensation plans not approved by shareholders (2)	95,782	—	675,237	(3)

Total	1,311,964	$32.98	1,143,673

(1)

Consists of the 1993 Stock Plan (1,191,200 outstanding stock options) and the 2006 Director Plan (23,153 outstanding stock units). The weighted average exercise price relates to the stock options granted under the 1993 Stock Plan. The stock units granted under the 2006 Director Plan are “full value awards” that were issued at an average unit price of $27.98, and will be settled at a future date in Common Shares on a one-for-one basis without the payment of any exercise price. There are 176,847 Common Shares remaining available for future issuance under the 2006 Director Plan. Pursuant to the terms of the 1993 Stock Plan, the maximum number of Common Shares in respect of which awards may be granted under the plan in each calendar year is five percent of the total outstanding Common Shares as of the first day of each such calendar year. See “Proposal No. 3—”M/I Homes, Inc. 2009 Long-Term Incentive Plan” beginning on page 14 of this Proxy Statement for information regarding the 2009 LTIP, which is being acted upon by our shareholders at the Annual Meeting.

(2)

Consists of the Director Deferred Compensation Plan and the Executives’ Deferred Compensation Plan. The average unit price of the outstanding “phantom stock” units is $25.38. Pursuant to these plans, our directors and eligible employees may defer the payment of all or a portion of their director fees and annual cash bonuses, respectively, and the deferred amount is converted into phantom stock units which will be settled at a future date in Common Shares on a one-for-one basis without the payment of any exercise price. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 41 of this Proxy Statement. For more information concerning the Director Deferred Compensation Plan, see note (1) to the Director Compensation Table on page 53 of this Proxy Statement.

(3)

Neither the Director Deferred Compensation Plan nor the Executives’ Deferred Compensation Plan provides for a specified limit on the number of Common Shares which may be attributable to participants’ accounts relating to phantom stock units and issued under the terms of these plans. The Company maintains Registration Statements on Form S-8 pursuant to which a total of 1,150,000 Common Shares are registered for issuance under the terms of these plans. The 675,237 Common Shares identified as available for future issuance reflects the number of Common Shares registered under such Registration Statements which have not been issued under the plans as of December 31, 2008.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its Charter.

Responsibility. Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the 2008 fiscal year, the Audit Committee met nine times. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3600T; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the PCAOB in Rule 3200T and amended by Statement on Auditing Standards No. 90, Audit Committee Communications, and, with and without management present, discussed and reviewed the results of D&T’s audit of the consolidated financial statements. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2008 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2008 Form 10-K that was filed with the SEC on February 25, 2009.

Audit Committee:

Thomas D. Igoe (Chairman)

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2008 and December 31, 2007:

	Year Ended December 31,
	2008	2007
Audit Fees	$950,000	$896,725
Audit-Related Fees	75,000	68,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,025,000	$964,725

Audit Fees for the fiscal years ended December 31, 2008 and 2007 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and M/I Financial and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $189,000 in 2008 for the performance of audits of the Company’s assessment of internal control over financial reporting and $266,000 in 2007 for the performance of audits of the Company’s internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2008 and 2007 consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. With respect to 2008, the services in this category included a comfort letter related to an amendment of our Credit Agreement. With respect to 2007, the services in this category included audits of our employee benefits plans, accounting consultations and due diligence procedures.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is kept informed of the services provided by the independent registered public accounting firm.

During the 2008 fiscal year, (1) all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy and (2) no services were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of our Common Shares or Preferred Shares to file reports of ownership and changes in ownership of the Common Shares or Preferred Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from officers and directors that no additional reports were required to be filed, the Company believes that, during the 2008 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements, except as follows: (1) on May 29, 2008, late Form 4s were filed on behalf of Joseph A. Alutto, Ph.D., Friedrich K. M. Böhm, Yvette McGee Brown, Thomas D. Igoe, Jeffrey H. Miro, and Norman L. Traeger to report that they were each granted 1,000 stock units on May 6, 2008 pursuant to the 2006 Director Plan; and (2) on September 3, 2008, late Form 4s were filed on behalf of Joseph A. Alutto, Ph.D. and Jeffrey H. Miro to report that they each received 699 phantom stock units on August 28, 2008 pursuant to the Director Deferred Compensation Plan.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Company by December 2, 2009 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2010 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2010 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 15, 2010, or if the Company meets other requirements of the SEC Rules, proxies solicited by the Board for the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2010 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 6, 2010 nor earlier than February 4, 2010. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 9 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION

Other than the Internet and telephone service access fees or charges described previously, the entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and the other materials used in the solicitation of proxies will be paid by the Company. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company has engaged Georgeson Inc. as proxy solicitor to assist it in soliciting proxies for the Annual Meeting, at a cost of approximately $10,000. The Company will also reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ J. Thomas Mason _____________________________________
J. Thomas Mason, Secretary

ANNEX A

M/I HOMES, INC.

2009 ANNUAL INCENTIVE PLAN

The purpose of the Plan is to foster and promote the long-term financial success of the Company and its Affiliates and to increase shareholder value by (a) providing Participants an opportunity to earn incentive compensation if specified performance objectives are met, (b) enabling the Company and its Affiliates to attract and retain talented employees, and (c) maximizing the deduction of compensation paid to Participants. Incentive Compensation payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code and Treasury Regulation Section 1.162-27, and the Plan shall be interpreted consistently with such intention.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase will include any and all of its other forms.

1.1 “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2 “Affiliate” means any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company or any Affiliate by the Participant, (b) conviction of the Participant of a felony, or (c) the Participant’s (i) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), (ii) willful engagement in gross misconduct materially injurious to the Company or any Affiliate, or (iii) breach of any material term of the Plan; provided, however, that Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Participant and approved by the Company.

1.5 “Change in Control” means any of the following:

(a) the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company;

(c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination or the Company;

(d) the sale or other disposition of all or substantially all of the assets of the Company; or

(e) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment of any Performance Award that is subject to Section 409A of the Code, a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.7 “Committee” means the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is as an “outside director” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.8 “Common Shares” means the common shares, par value $0.01 per share, of the Company.

1.9 “Company” means M/I Homes, Inc., an Ohio corporation, and any successor thereto.

1.10 “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.11 “Disability” means: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer, or (c) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.12 “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under the Plan.

1.13 “Participant” means an officer or other key employee of the Company or any Affiliate whom the Committee designates as eligible to participate in the Plan.

1.14 “Payment Date” means the date the Committee establishes for the payment to a Participant of any Incentive Compensation under the Plan, as provided in Article IV of the Plan.

1.15 “Performance Award” means an award granted by the Committee under the Plan that is based on one or more of the Performance Criteria.

1.16 “Performance Criteria” means the criteria that are set forth in Section 3.3 of the Plan, any one or more of which may be used in establishing the terms and conditions of a Performance Award.

1.17 “Performance Period” means each fiscal year (or portion thereof) of the Company, or such other period of twelve (12) months or less, as determined by the Committee.

1.18 “Plan” means the M/I Homes, Inc. 2009 Annual Incentive Plan, as set forth herein and as may be amended from time to time.

1.19 “Retirement” means a Participant’s termination of employment (other than for Cause) on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55).

1.20 “Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

ARTICLE II

ADMINISTRATION

The Plan shall be administered and interpreted by the Committee; provided that in no event shall the Plan be interpreted in a manner that would cause any Performance Award intended to be qualified performance-based compensation under Section 162(m) of the Code to fail to so qualify with respect to a Covered Employee. The Committee shall have the power and authority to construe, interpret and administer the Plan. Any determination made by the Committee under the Plan shall be final and conclusive on all persons.

ARTICLE III

ELIGIBILITY, PERFORMANCE AWARDS AND PERFORMANCE CRITERIA

3.1 Determination of Eligibility by the Committee. For each Performance Period, the Committee shall select the Participants to whom Performance Awards may be granted under the Plan for such Performance Period consistent with the provisions of the Plan. Participants who participate in the Plan may also participate in other incentive or benefit plans maintained by the Company or any Affiliate.

3.2 Granting Performance Awards. For each Performance Period, the Committee may grant Performance Awards pursuant to the Plan, in such amounts and on such terms in accordance with the provisions of the Plan, as the Committee shall determine.

3.3 Performance Objectives.

(a) For each Performance Period, the Committee will establish for each Performance Award the performance objectives that will be applied to determine the amount of Incentive Compensation payable with respect to such Performance Award. One or more of the following Performance Criteria shall be used by the Committee in setting performance objectives with respect to the Plan:

(i)	Acquisition and integration of companies;
(ii)	Acquisition of assets;
(iii)	Balance sheet management;
(iv)	Business process metrics (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense);
(v)	Cash flow;
(vi)	Customer satisfaction;

(vii)	Debt leverage;
(viii)	Earnings per share;
(ix)	Earnings before taxes, interest, depreciation and amortization;
(x)	Employee retention;
(xi)	Expense management/reduction;
(xii)	Gross margin;
(xiii)	Home sales;
(xiv)	Interest coverage ratio excluding impairments;
(xv)	Investment management;
(xvi)	Inventory turnover;
(xvii)	Inventory, land or lot improvement or reduction;
(xviii)	Maintenance or improvement of gross and operating profit margins;
(xix)	Market capitalization;
(xx)	Market share;
(xxi)	Net income;
(xxii)	Operating cash flow;
(xxiii)	Pretax income;
(xxiv)	Reduction or maintenance in selling, general and administrative expense;
(xxv)	Return on assets;
(xxvi)	Return on capital;
(xxvii)	Return on equity;
(xxviii)	Return on opening shareholder equity;
(xxix)	Return on operating assets;
(xxx)	Revenues;
(xxxi)	Shareholder returns;
(xxxii)	Share price; or
(xxxiii)	Share price appreciation.

(b) Different Performance Criteria and performance objectives may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may relate to the individual Participant, the Company, one or more Affiliates, or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

3.4 Modifying Performance Awards. To the extent consistent with Section 162(m) of the Code, performance objectives relating to such Performance Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

3.5 Adjustments. The Committee will make appropriate adjustments to reflect the effect, if any, on any Performance Criteria or performance objectives of any Common Share dividend or split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. Notwithstanding the foregoing, no adjustment shall be made under this Section 3.5 to the extent such adjustment would cause any award to a Covered Employee intended to qualify as qualified performance-based compensation under Section 162(m) of the Code to fail to so qualify.

3.6 Amount of Incentive Compensation. The amount of Incentive Compensation payable under the Plan if the performance objectives under a Performance Award are met may be stated as a specific dollar amount, a percentage of a Participant’s base salary, a percentage (the sum of which may not be greater than one hundred percent (100%)) of an aggregate amount allocable to all or specified groups of Participants or in any other objectively determinable manner, as determined by the Committee. Also, the amount of Incentive Compensation payable may be stated as a target amount due if applicable performance objectives are met and in larger or smaller increments if the applicable performance objectives are exceeded or partially met. As determined by the Committee, the amount of any Incentive Compensation payable under the Plan shall be subject to performance objectives consistent with Section 3.3 of the Plan. Notwithstanding anything in the Plan to the contrary, during any fiscal year of the Company, no Participant may receive Incentive Compensation of more than $5,000,000 through the Plan.

3.7 Period for Determining Performance Objectives and Amount of Incentive Compensation. With respect to each Performance Award, the performance objectives, the applicable Performance Period and the method for computing Incentive Compensation payable with respect to the Performance Award will be established by the Committee in writing before the outcome of such performance objectives is substantially certain but in no event later than the earlier of: (a) ninety (90) days after the beginning of the applicable Performance Period; or (b) the expiration of twenty-five percent (25%) of the applicable Performance Period.

3.8 Certification. As of the end of each Performance Period, the Committee will certify in writing the extent to which the applicable performance objectives with respect to any Performance Award have or have not been met and whether other material terms, if any, were satisfied.

3.9 Negative Discretion. In the Committee’s sole discretion, the amount of Incentive Compensation actually paid to a Participant may be less than the amount determined by the applicable performance objectives under a Performance Award; provided, however, that the exercise of such negative discretion by the Committee with respect to any Covered Employee shall not have the effect of increasing the amount of Incentive Compensation that is payable to any other Covered Employee.

ARTICLE IV

PAYMENT OF INCENTIVE COMPENSATION

Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company or any Affiliate no later than the date permitted under such plan and except as otherwise provided in Section 6 of the Plan, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in one or more cash payments (net of applicable tax and other required withholdings) after (a) the results for such Performance Period have been finalized and (b) the Committee has made the certification described in Section 3.8 of the Plan; provided, however, that such Incentive Compensation shall be paid no later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the Participant’s first taxable year in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code) or (ii) the fifteenth (15th) day of the third (3 rd) month following the end of the first taxable year of the service recipient (within the meaning of Section 409A of the Code) in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1 Involuntary Termination Without Cause or Termination Due to Death, Disability or Retirement During Performance Period. If during a Performance Period a Participant’s employment is terminated involuntarily without Cause or as a result of the Participant’s death, Disability or Retirement, the Participant shall be eligible to receive a pro-rata portion of the Incentive Compensation that would have been payable if the Participant had remained employed for the full Performance Period, which shall be determined and paid as follows:

(a) Following the end of the applicable Performance Period, the Committee will determine the extent to which the performance objectives applicable to the Participant’s Performance Award have been satisfied to measure the amount of Incentive Compensation that otherwise would have been payable to the Participant under the Plan had his or her employment not terminated prior to the end of the Performance Period.

(b) The Committee will then multiply the amount determined in accordance with subsection (a) of this Section 5.1 by a fraction, the numerator of which is the number of whole calendar months the Participant was employed by the Company or any of its Affiliates and participated in the Plan during the Performance Period and the denominator of which is the number of whole calendar months in the Performance Period.

(c) Such resulting amount shall be paid at the time and in the manner provided for in Article IV of the Plan.

5.2 Forfeiture Upon Other Terminations During Performance Period. If a Participant’s employment terminates for any reason other than involuntary termination without Cause or due to the Participant’s death, Disability or Retirement prior to the end of a Performance Period, then the Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.

5.3 Termination After Performance Period. If a Participant’s employment terminates for any reason other than for Cause after the end of a Performance Period but prior to the Payment Date, then such Participant shall be entitled to payment of any Incentive Compensation for such Performance Period, as determined by the Committee, on the Payment Date. If a Participant’s employment terminates for Cause after the end of a Performance Period but prior to the Payment Date, then the Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.

ARTICLE VI

CHANGE IN CONTROL

Unless otherwise determined by the Committee in connection with the establishment of a Performance Award, if a Change in Control occurs during a Performance Period, then the Performance Award of each Participant shall be considered to be earned and payable in the amount designated as “target” for such Performance Award. Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company or any Affiliate no later than the date permitted under such plan, Incentive Compensation payable with respect to the Performance Award in accordance with this Section 6 shall be paid within thirty (30) days following the date of the Change in Control.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt thereof, and any attempt to alienate, assign, pledge, encumber, transfer, sell or otherwise make a disposition prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.

7.2 No Right to Continue in Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate, or interfere with or restrict in any way the right of the Company or any Affiliate to terminate any Participant at any time.

7.3 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.

7.4 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participants and their respective beneficiaries, heirs, and personal representatives.

7.5 Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall also include the feminine and neuter, and the singular shall also include the plural, and conversely.

7.6 Section 409A of the Code. The Plan is intended to be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly. Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

7.7 Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation.

7.8 Beneficiaries. A Participant’s beneficiary who shall receive any payments which may be made under the Plan following the Participant’s death shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

7.9 Effect of the Plan. Neither the adoption of the Plan, nor any action of the Committee hereunder, shall be deemed to give any Participant any right to receive Incentive Compensation or to be granted a Performance Award hereunder. In addition, nothing contained in the Plan, and no action taken pursuant to its provisions, shall be construed to give any Participant any right to any compensation, except as expressly provided herein, or create any type of fiduciary relationship between the Company and its Affiliates and a Participant or any other person.

ARTICLE VIII

AMENDMENT OR TERMINATION

The Committee may at any time, and from time to time, without the consent of any Participant, amend, revise, suspend, or discontinue the Plan, in whole or in part, subject to any shareholder approval required by applicable law, rules or regulations; provided, however, the Committee may not amend the Plan to change the Performance Criteria without the approval of the majority of votes cast by the shareholders of the Company in a separate vote to the extent required by Section 162(m) of the Code.

ARTICLE IX

EFFECTIVE DATE

The Plan shall be effective on January 1, 2009; subject to shareholder approval that is consistent with the shareholder approval requirements of Section 162(m) of the Code.

ANNEX B

M/I HOMES, INC.

2009 LONG-TERM INCENTIVE PLAN

The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1 “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2 “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3 “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award or Cash-Based Award granted pursuant to the Plan.

1.4 “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Cash-Based Award” shall mean an Award granted pursuant to Article IX of the Plan.

1.7 “Cause” shall mean, unless otherwise provided in the related Award Agreement: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company or any Affiliate by the Participant, (b) conviction of the Participant of a felony, or (c) the Participant’s (i) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), (ii) willful engagement in gross misconduct materially injurious to the Company or any Affiliate, or (iii) breach of any material term of the Plan; provided, however, that Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Participant and approved by the Company.

1.8 “Change in Control” shall mean any of the following:

(a) the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company;

(c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company;

(d) the sale or other disposition of all or substantially all of the assets of the Company; or

(e) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code, a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.10 “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is an “outside director,” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, and a “non-employee” director within the meaning of Rule 16b-3 under the Act.

1.11 “Company” shall mean M/I Homes, Inc., an Ohio corporation, and any successor thereto.

1.12 “Consultant” shall mean any person who renders services to the Company or any of its Affiliates other than an Employee or a Director.

1.13 “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.14 “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.15 “Disability” shall mean:

(a) with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code; and

(b) with respect to any other Award, unless otherwise provided in the related Award Agreement, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.16 “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.17 “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a) If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b) If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c) If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.18 “Full Value Award” shall mean an Award that is settled by the issuance of Shares, other than an Incentive Stock Option, a Nonqualified Stock Option or a Stock Appreciation Right.

1.19 “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

1.20 “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

1.21 “Option” shall mean an option to purchase Shares which is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.22 “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.

1.23 “Participant” shall mean an Employee, Director or Consultant who is granted an Award under the Plan.

1.24 “Performance-Based Award” shall mean an Award described in Section 10.1 of the Plan.

1.25 “Performance Criteria” shall mean (a) with respect to a Participant who is or is likely to be a Covered Employee, the performance criteria described in Section 10.2(a) of the Plan, and (b) with respect to any other Participant, any performance criteria determined by the Committee in its sole discretion.

1.26 “Plan” shall mean the M/I Homes, Inc. 2009 Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

1.27 “Preexisting Plan” shall mean the M/I Homes, Inc. 1993 Stock Incentive Plan as Amended.

1.28 “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan.

1.29 “Retirement” shall mean a Participant’s termination of employment (other than for Cause) on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55).

1.30 “Shares” shall mean the common shares, par value $0.01 per share, of the Company.

1.31 “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan.

1.32 “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

ARTICLE II

SHARES SUBJECT TO THE PLAN

2.1 Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 700,000, all of which may be granted with respect to Incentive Stock Options. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in the open market for such purpose. Subject to this Article II, (a) upon a grant of a Full Value Award, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the product of (i) 1.35 and (ii) the number of Shares subject to such Full Value Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the product of (i) 1.35 and (ii) the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2 and (b) upon a grant of an Option or Stock Appreciation Right, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the number of Shares subject to such Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

2.2 Share Usage. In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that, by its terms, may be settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees, Directors or Consultants as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; and (d) any Shares subject to outstanding awards under the Preexisting Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares.

2.3 Fiscal Year Limits. Subject to Section 2.4 and unless and until the Committee determines that an Award to a Covered Employee shall not be designed as “qualified performance-based compensation” under Section 162(m) of the Code, during any fiscal year of the Company, the Committee may not grant any Participant (a) Options covering more than 700,000 Shares, (b) Stock Appreciation Rights covering more than 700,000 Shares, (c) more than 700,000 Shares of Restricted Stock, (d) Other Stock-Based Awards covering more than 700,000 Shares, (e) Cash-Based Awards equal to more than $15,000,000, (f) Performance-Based Awards that are to be settled in Shares covering more than 700,000 Shares, (g) Performance-Based Awards that are to be settled in cash equal to more than $15,000,000 and (h) Full Value Awards covering more than 700,000 Shares.

2.4 Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.4 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

2.5 Full Value Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant Full Value Awards covering up to 70,000 Shares without regard to the minimum vesting requirements of Sections 7.3(a) and 9.1 of the Plan.

ARTICLE III

ADMINISTRATION

3.1 In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

3.2 Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with Section 162(m) of the Code or any other applicable law and (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act.

ARTICLE IV

ELIGIBILITY

Any Employee, Director or Consultant selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that Incentive Stock Options shall only be granted to Employees who are employed by the Company or any of its Subsidiaries.

ARTICLE V

OPTIONS

5.1 Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.4 Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its date of grant.

5.5 Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria.

5.6 Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option may be paid: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; provided that such Shares had been held for at least six (6) months or such other period required to obtain favorable accounting treatment; (c) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (d) by a combination of the methods described in clauses (a), (b) and/or (c); or (e) through any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.7 Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(a) The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(b) The aggregate Fair Market Value of the Shares (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.

(b) No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the date the Incentive Stock Option is granted.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3 Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

6.4 Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its date of grant.

6.5 Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria.

6.6 Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

ARTICLE VII

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

7.2 Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted

Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

7.3 Terms, Conditions and Restrictions.

(a) The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one (1) or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. Notwithstanding the foregoing, subject to Sections 2.5 and Article 12 of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than in pro rata installments over three years from the date of grant of the Award.

(b) To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c) Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

7.4 Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a) Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b) Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1 Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including without limitation, (a) unrestricted Shares or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash. Notwithstanding the foregoing, subject to Sections 2.5 and Article 12 of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of an Other Stock-Based Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Other Stock-Based Award more quickly than in pro rata installments over three years from the date of grant of the Award.

8.2 Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Stock-Based Award shall become vested, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

8.3 Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.4 Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement.

ARTICLE IX

CASH-BASED AWARDS

Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range and the other terms and conditions, as applicable, of such Award which may include, without limitation, performance objectives and that the Cash-Based Award is a Performance-Based Award under Article 10.

ARTICLE X

PERFORMANCE-BASED AWARDS

10.1 In General. Notwithstanding anything in the Plan to the contrary, Cash-Based Awards, Shares of Restricted Stock and Other Stock-Based Awards may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one (1) or more Performance Criteria during a performance period established by the Committee. Any such Award must meet the requirements of this Article 10.

10.2 Performance Criteria.

(a) For purposes of the Plan, the “Performance Criteria” for Participants who are or are likely to be Covered Employees are as follows:

(i)	Acquisition and integration of companies;
(ii)	Acquisition of assets;
(iii)	Balance Sheet Management;
(iv)	Business process metrics (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense);
(v)	Cash flow;
(vi)	Customer satisfaction;
(vii)	Debt leverage;
(viii)	Earnings per Share;

(ix)	Earnings before taxes, interest, depreciation and amortization;
(x)	Employee retention;
(xi)	Expense management/reduction;
(xii)	Gross margin;
(xiii)	Home sales;
(xiv)	Interest coverage ratio excluding impairments;
(xv)	Inventory turnover;
(xvi)	Inventory, land or lot improvement or reduction;
(xvii)	Investment management;
(xviii)	Maintenance or improvement of gross and operating profit margins;
(xix)	Market capitalization;
(xx)	Market share;
(xxi)	Net income;
(xxii)	Operating cash flow;
(xxiii)	Pretax income;
(xxiv)	Reduction or maintenance in selling, general and administrative expense;
(xxv)	Return on assets;
(xxvi)	Return on capital;
(xxvii)	Return on equity;
(xxviii)	Return on opening shareholder equity;
(xxix)	Return on operating assets;
(xxx)	Revenues;
(xxxi)	Shareholder returns;
(xxxii)	Share price; or
(xxxiii)	Share price appreciation.

(b) Performance Criteria may relate to the individual Participant, the Company, one (1) or more of its Affiliates or one (1) or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one (1) or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

10.3 Establishment of Performance Goals. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall establish: (a) the applicable performance goals and performance period and (b) the formula for computing the Performance-Based Award. Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of: (i) ninety (90) days after the beginning of the applicable performance period; or (ii) the expiration of twenty-five percent (25%) of the applicable performance period.

10.4 Certification of Performance. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall certify in writing whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award. No such Performance-Based Award shall be granted, vested, exercisable and/or settled, as the case may be, until the Committee makes this certification.

10.5 Modifying Performance-Based Awards. To the extent consistent with Section 162(m) of the Code, performance goals relating to such Performance-Based Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

10.6 Negative Discretion. In the Committee’s sole discretion, the amount of a Performance-Based Award actually paid to a Participant may be less than the amount determined by the applicable performance goal formula.

ARTICLE XI

TERMINATION OF EMPLOYMENT OR SERVICE

With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination. Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, Retirement or involuntary termination without Cause of the Participant.

ARTICLE XII

CHANGE IN CONTROL

Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, the Committee, in its sole discretion and without liability to any person, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

ARTICLE XIII

AMENDMENT OR TERMINATION OF THE PLAN

13.1 In General. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s shareholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.4), (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

13.2 Repricing. Except for adjustments made pursuant to Section 2.4 of the Plan, in no event may the Board or the Committee amend the terms of an outstanding Award to reduce the exercise price of an outstanding Option or Stock Appreciation Right or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right without shareholder approval.

ARTICLE XIV

TRANSFERABILITY

14.1 Except as described in Section 14.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative.

14.2 A Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XV

MISCELLANEOUS

15.1 No Right to Continue Services or to Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee, Director or Consultant at any time. In addition, no Employee, Director or Consultant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

15.2 Tax Withholding.

(a) The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award or (iii) collected directly from the Participant.

(b) Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

15.3 Requirements of Law. The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary.

15.4 Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 16(d).

15.5 Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.6 Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.

15.7 No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

15.8 Rights as a Shareholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

15.9 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.10 Section 409A of the Code.

(a) Awards granted pursuant to the Plan are intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.

(b) If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to be paid or to the distribution of any portion of an Award that is subject to Section 409A of the Code and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death). Such amount shall be paid or distributed on the first (1st) business day of the seventh (7th) month following such separation from service.

(c) Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

15.11 Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XVI

EFFECTIVE DATE AND TERM OF THE PLAN

The effective date of the Plan is May 5, 2009. No Incentive Stock Options shall be granted under the Plan after February 10, 2019 and no other Awards shall be granted under the Plan after the tenth anniversary of the effective date of the Plan or, if earlier, the date the Plan is terminated. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR the following director nominees and FOR Proposal Nos. 2, 3 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Yvette McGee Brown	☐	☐	02 - Thomas D. Igoe	☐	☐	03 - J. Thomas Mason	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve the adoption of the M/I Homes, Inc. 2009 Annual Incentive Plan.	☐	☐	☐	3. To approve the adoption of the M/I Homes, Inc. 2009 Long-Term Incentive Plan.	☐	☐	☐

4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

B    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /

	1 U P X	0 2 1 0 3 1 2	+

<STOCK#>                     010U9C

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of Shareholders to be held May 5, 2009.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 5, 2009, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted “FOR” the election of the named director nominees, “FOR” the proposal to approve the adoption of the M/I Homes, Inc. 2009 Annual Incentive Plan, “FOR” the proposal to approve the adoption of the M/I Homes, Inc. 2009 Long-Term Incentive Plan, and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominee(s) as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 2, 2009, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2008 Annual Report to Shareholders which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2008 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.